UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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HILLENBRAND, INC.

(Name of Registrant as Specified In Its Charter)

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HILLENBRAND, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held February 23, 2011
The Annual Meeting of the shareholders of Hillenbrand, Inc. (the “Company”) will be held at the Company’s headquarters at One Batesville Boulevard, Batesville, Indiana 47006, on Wednesday, February 23, 2011, at 10:00 a.m. Eastern Standard Time, for the following purposes:
(1)	to elect five members to the Board of Directors;
(2)	to approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers;
(3)
to select, by a non-binding advisory vote, the frequency at which the shareholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers;

(4)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and
(5)	to transact such other business as may properly come before the meeting and any postponement or adjournment of the meeting.

By Order of the Board of Directors,

John R. Zerkle
Secretary
January 6, 2011

HILLENBRAND, INC.
PROXY STATEMENT
This proxy statement relates to the solicitation by the Board of Directors of Hillenbrand, Inc. (the “Company” or “Hillenbrand”) of proxies for use at the Annual Meeting of the Company’s shareholders to be held at the Company’s headquarters, One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 934-7500, on Wednesday, February 23, 2011, at 10:00 a.m. Eastern Standard Time, and at any postponements or adjournments of the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on February 23, 2011.
•	This proxy statement and our 2010 Annual Report to Shareholders are available on the Internet at www.hillenbrandinc.com.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
The following questions and answers will explain the purpose of this proxy statement and what you need to know in order to vote your shares. Throughout these questions and answers and the proxy statement, we sometimes refer to Hillenbrand and the Company in terms of “we,” “us,” or “our.”
Q:	What is the purpose of this proxy statement?
A:
The Board of Directors of Hillenbrand is soliciting your proxy to vote at the 2011 Annual Meeting of the shareholders of Hillenbrand because you were a shareholder at the close of business on December 15, 2010, the record date for the 2011 Annual Meeting, and are entitled to vote at the Annual Meeting. The record date for the 2011 Annual Meeting was established by the Board of Directors as required by our By-laws and Indiana law.

This proxy statement contains the matters that must be set out in a proxy statement according to the rules of the U.S. Securities and Exchange Commission (the “SEC”) and provides the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?
A:
If your shares are registered directly in your name with Hillenbrand’s transfer agent, Computershare Investor Services, you are the “shareholder of record” with respect to those shares, and you tell us directly how your shares are to be voted.

If your shares are held in a stock brokerage account or by a bank or other nominee, then your nominee is the shareholder of record for your shares and you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares.

Q:	What am I being asked to vote on?

A:	•	Election of five directors: Kenneth A. Camp, Edward B. Cloues, II, W August Hillenbrand, Thomas H. Johnson, and Neil S. Novich;
•
Approval, by a non-binding advisory vote, of the compensation paid to the Company’s Named Executive Officers[1], as disclosed pursuant to SEC compensation disclosure rules in the Compensation Discussion and Analysis and Executive Compensation Tables sections of this proxy statement and in any related material herein (as required by legislation passed by the U.S. Congress, the “Say on Pay Vote”);

•
Selection, by a non-binding advisory vote, of the frequency — every year, every other year, or every third year — at which the shareholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid to the Named Executive Officers of the Company by a Say on Pay Vote; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR approval of the compensation paid to the Named Executive Officers of the Company pursuant to the Say on Pay Vote, FOR the selection of one year as the frequency at which a Say on Pay Vote opportunity will be presented to the Company’s shareholders, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2011.

Q:	What are the voting requirements to elect the directors and to approve the other proposals being voted on?
A:
Under Indiana law, corporate directors are elected by a “plurality” of the votes cast for the election of directors. A plurality means, in this case, that the five nominees receiving the most votes in their favor at the Annual Meeting will be elected to the Board. Likewise, the selection of the frequency of the submission of a Say on Pay Vote to the shareholders will also be decided by a plurality of the votes cast for the frequency periods available under that proposal.

The adoption of the proposals to approve the compensation paid to the Named Executive Officers and to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm each require the affirmative vote of a majority of the votes cast for or against approval.

If you are present or represented by proxy at the Annual Meeting and you affirmatively elect to abstain, your abstention, as well as withheld votes for directors and broker non-votes, will not be counted as votes cast on any matter to which they relate.

[1]	Our Named Executive Officers are those officers specified by Item 402(a)(3) of the SEC’s Regulation S-K.

Q:	How many votes do I have?
A:	You are entitled to one vote for each share of Hillenbrand common stock that you held as of the record date.
Q:	How do I vote?
A:
The different ways that you (if you are a shareholder of record) or your nominee (if you are a beneficial owner) can tell us how to vote your shares depend on how you received your proxy statement this year.

For shareholders of record, many of you were not mailed a hard copy of the Proxy Materials (this proxy statement and our 2010 Annual Report to Shareholders) and a proxy card. Instead, commencing on or about January 6, 2011, we sent you a Notice of Internet Availability of Proxy Materials (“Notice”) telling you that the Proxy Materials are available at the web site indicated in that Notice, www.proxyvote.com, and giving you instructions for voting your shares at that web site. We also told you in that Notice (and on the web site) how you could request us to mail the Proxy Materials to you. If you subsequently do receive the Proxy Materials by mail, you can vote in any of the ways described below. If not, you must vote via the Internet (and we encourage you to do so) at www.proxyvote.com or in person at the Annual Meeting as explained below.

With respect to shareholders of record who received the Proxy Materials by mail, we commenced mailing the Proxy Materials to you on or about January 6, 2011. You can vote using any of the following methods:

•
Proxy card or voting instruction card. Be sure to complete, sign, and date the card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of each of the five nominees named above as directors of the Company, FOR the approval of the compensation paid to the Named Executive Officers, FOR the selection of one year as the frequency at which the Say on Pay Vote opportunity will be presented to the Company’s shareholders, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

•
By telephone or the Internet. The telephone and Internet voting procedures established by Hillenbrand for shareholders of record are explained in detail on your proxy card and are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm that these instructions have been properly recorded.

•
In person at the Annual Meeting. You may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares and want to attend the meeting and vote in person, you must obtain a legal proxy from your broker, bank, or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

With respect to the beneficial owners of shares held by nominees, the methods by which they can access the Proxy Materials and give the voting instructions to the nominee may vary, depending on the nominee. Accordingly, beneficial owners should follow the instructions provided by their nominees.

Q:	How will my shares be voted?
A:
For shareholders of record, all shares represented by the proxies mailed to shareholders will be voted at the Annual Meeting in accordance with instructions given by the shareholders. Where no instructions are given, the shares will be voted: (1) in favor of the election of the Board of Directors’ nominees for five directors; (2) for approval of the compensation paid to the Named Executive Officers pursuant to the Say on Pay Vote; (3) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company; and (4) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you do not provide voting instructions as to the desired frequency of a Say on Pay Vote by the shareholders, we will treat your shares as though you abstained from voting on that proposal.

For beneficial owners, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed. If the broker, bank, or nominee has not received instructions from the beneficial owner, the broker, bank, or nominee generally has discretionary voting power only with respect to the ratification of the appointment of the independent registered public accounting firm, or may elect not to vote the shares on that proposal (referred to as a “broker non-vote”). A broker, bank, or nominee does not have discretion to vote for or against the election of directors, to approve the compensation of the Named Executive Officers pursuant to the Say on Pay Vote, or to select the preferred frequency for a Say on Pay Vote. In order to avoid a broker non-vote of your shares on the election of directors or the Say on Pay Vote proposals, you must send voting instructions to your bank, broker, or nominee.

Q:	What can I do if I change my mind after I vote my shares prior to the Annual Meeting?
A:	If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:
•	sending written notice of revocation to the Secretary of Hillenbrand at One Batesville Boulevard, Batesville, Indiana 47006;
•	submitting a revised proxy by telephone, Internet, or paper ballot after the date of the revoked proxy; or
•	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described under “How do I vote?” above.

Q:	Who will count the votes?
A:	Representatives of Broadridge Investor Communication Solutions, Inc. (“Broadridge”) will tabulate the votes and act as inspectors of election.
Q:	What constitutes a quorum at the Annual Meeting?
A:
As of the record date, 62,295,002 shares of Hillenbrand common stock were outstanding. A majority of the outstanding shares present or represented by proxy at the Annual Meeting constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then your shares will be considered part of the quorum.

Q:	Who can attend the Annual Meeting in person?
A:
All shareholders as of the record date may attend the Annual Meeting in person but must have an admission ticket. If you are a shareholder of record, the ticket attached to the proxy card or a copy of your Notice (whichever you receive) will admit you and one guest. If you are a beneficial owner, you may request a ticket by writing to the Office of the Secretary, One Batesville Boulevard, Batesville, Indiana 47006 or by faxing your request to (812) 931-5185. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank, or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays.

Q:	When are shareholder proposals due for the 2012 Annual Meeting?
A:
For shareholder proposals or director nominees to be presented at the Company’s 2012 Annual Meeting of shareholders and to be considered for possible inclusion in the Company’s proxy statement and form of proxy relating to that meeting, such proposals or nominations must be submitted to and received by the Secretary of Hillenbrand, at its principal offices at One Batesville Boulevard, Batesville, Indiana 47006, not later than September 8, 2011.

In addition, with respect to proposals or nominations that will not be included in our proxy statement for the 2012 Annual Meeting, Hillenbrand’s Amended and Restated Code of By-laws provides that for business to be brought before a shareholders meeting by a shareholder, or for nominations to the Board of Directors to be made by a shareholder for consideration at a shareholders’ meeting, written notice thereof must be received by the Secretary of Hillenbrand at its principal offices not later than 100 days prior to the anniversary of the immediately preceding Annual Meeting, or not later than November 15, 2011, for the 2012 Annual Meeting of shareholders. This notice must also provide certain information set forth in the Amended and Restated Code of By-laws.

Q:	What happens if a nominee for director is unable to serve as a director?
A:
If any of the nominees becomes unavailable for election, which we do not expect to happen, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Q:	Can I view the shareholder list? If so, how?
A:
A complete list of the shareholders entitled to vote at the Annual Meeting will be available to view during the Annual Meeting. The list will also be available to view at the Company’s principal offices during regular business hours during the five business days preceding the Annual Meeting.

Q:	Who pays for the proxy solicitation related to the Annual Meeting?
A:
We do. In addition to sending you these materials, some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, email, or in person. You may also be solicited by means of press releases issued by Hillenbrand and postings on our web site, www.hillenbrandinc.com. None of our officers or employees will receive any additional compensation for soliciting your proxy. We have retained Broadridge to assist us in soliciting proxies for an estimated fee of $36,000, plus reasonable out-of-pocket expenses. Broadridge will ask brokers, banks, and other custodians and nominees whether they hold shares for which other persons are beneficial owners. If so, we will supply them with additional copies of the Proxy Materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers, and other custodians for their costs of sending the Proxy Materials to the beneficial owners of Hillenbrand common stock.

Q:	How can I obtain a copy of the Annual Report on Form 10-K?
A:
A copy of Hillenbrand’s 2010 Annual Report on Form 10-K may be obtained free of charge by writing or calling the Investor Relations Department of Hillenbrand at its principal offices at One Batesville Boulevard, Batesville, Indiana, 47006, telephone (812) 931-6000 and facsimile (812) 931-5184. The 2010 Annual Report on Form 10-K, as well as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are also available at Hillenbrand’s web site, www.hillenbrandinc.com.

Q:	How can I obtain the Company’s corporate governance information?
A:
The documents listed below are available on the Internet at the Company’s web site which is www.hillenbrandinc.com. You may also go directly to www.hillenbrandinc.com/CorpGov_overview.htm for those documents. The documents are also available in print to any shareholder who requests copies through our Investor Relations Department at our principal offices, One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 931-6000 and facsimile (812) 931-5184. The available documents are:

•	Hillenbrand, Inc. Corporate Governance Standards
•	Hillenbrand, Inc. Committee Charters — Audit Committee, Nominating/Corporate Governance Committee, and Compensation and Management Development Committee
•	Position Descriptions for Chairperson of the Board, Vice Chairperson of the Board, Members of the Board of Directors, Committee Chairpersons, and Committee Vice Chairpersons
•	Hillenbrand, Inc. Code of Ethical Business Conduct
•	Restated and Amended Articles of Incorporation of Hillenbrand, Inc.
•	Amended and Restated Code of By-laws of Hillenbrand, Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
This section of the proxy statement introduces the members of our Board of Directors, including four directors in Class III who have been nominated for election to additional three-year terms, and one director who has been added as a director subsequent to the 2010 Annual Meeting and who is nominated for election as a director in Class I for a one-year term so that his term will expire at the same time as the other directors in Class I (at the 2012 Annual Meeting).
Nominees
The Restated and Amended Articles of Incorporation and the Amended and Restated Code of By-laws of Hillenbrand provide that members of the Board of Directors are classified with respect to the terms that they serve by dividing them into three equal (or near-equal) classes. Directors in each class are elected to serve three-year terms or until their successors have been duly elected and qualified.
The Board of Directors currently consists of twelve members, with four directors in each class. The terms of the directors expire as follows:

Class	Term Expires at:

Class III	2011 Annual Meeting
Class I	2012 Annual Meeting
Class II	2013 Annual Meeting
The four directors in Class III, who are each nominated for election to the Board at the 2011 Annual Meeting to serve a three-year term ending at the 2014 Annual Meeting, each of whom has agreed to serve as a director if elected, are Kenneth A. Camp, W August Hillenbrand, Thomas H. Johnson, and Neil S. Novich. One director, Edward B. Cloues, II, was elected by the Board of Directors as a director subsequent to the 2010 Annual Meeting to serve for an interim term ending at the 2011 Annual Meeting. Mr. Cloues is nominated for election to the Board as a Class I director at the 2011 Annual Meeting to serve a one-year term ending at the 2012 Annual Meeting (when the terms of the Class I directors expire), and he has agreed to serve as a director if elected.
The Board of Directors recommends that shareholders vote FOR the election to the Board of Directors of each of the five nominees.

Set forth below is information about all of our directors, including the five nominees to be elected at the 2011 Annual Meeting of shareholders. The biographical information provided for each director includes all directorships held by such director at any time during the past five years. The directors are listed alphabetically within each class.
Class I (Terms expire in 2012 for all directors in Class I, including Edward B. Cloues, II who is nominated for election as a Class I director at the 2011 Annual Meeting)

Name, Age, and Year First Elected
as a Director	Other Information

William J. Cernugel Age — 68 Director since 2008	William J. Cernugel has served as a director of the Company since March 31, 2008. Mr. Cernugel was Senior Vice President and Chief Financial Officer of Alberto-Culver Company from May 2000 until his retirement in March 2007. Prior to that, he served in various other financial capacities for Alberto-Culver Company including Senior Vice President, Finance. Mr. Cernugel also serves on several not-for-profit boards. He is currently a board member and chairman of the Audit and Finance Committee of the Rehabilitation Institute of Chicago. Mr. Cernugel is also a board member and Secretary-Treasurer of Gottlieb Memorial Foundation and from 1973 until June 2008 was a board member of Gottlieb Health Resources, Inc. and chairman of its Audit and Finance Committee. Mr. Cernugel was on the Board of Directors and a member of the Audit Committee of the Illinois CPA Society from 2007 to 2009. Mr. Cernugel is a Certified Public Accountant.

The Board of Directors concluded that Mr. Cernugel should serve as a director based on his experience and expertise in the areas of accounting and finance, including experience as a chief financial officer of a major corporation and his current role as Chairperson of the Audit and Finance committees of several non-profit organizations.

Edward B. Cloues, II Age — 63 Director since 2010	Edward B. Cloues, II has served as a director of the Company since April 2, 2010. He previously served as Chairman of the Board of Directors and Chief Executive Officer of K-Tron International, Inc. (“K-Tron”) from January 5, 1998 until the Company acquired K-Tron on April 1, 2010. He had also served as a director of K-Tron from 1985 and was Vice Chairman of the Board of Directors of that company for several years. Prior to joining K-Tron, Mr. Cloues was a senior partner of Morgan, Lewis & Bockius LLP, which is one of the world’s largest law firms. Mr. Cloues is a director and non-executive Chairman of the Board of AMREP Corporation, a New York Stock Exchange-listed company, a director of Penn Virginia Corporation, a New York Stock Exchange-listed company, and a director of Penn Virginia Resource GP, LLC, which is the general partner of Penn Virginia Resource Partners, L.P., a New York Stock Exchange-listed master limited partnership. He has been a member of and chaired audit, compensation and nominating committees and has substantial experience with corporate governance issues. He also serves on the Board of Trustees of Virtua Health, Inc., a non-profit hospital and healthcare system. Mr. Cloues holds a Bachelor of Arts degree from Harvard College and a Juris Doctor degree from the New York University School of Law where he was a Root-Tilden Scholar.

The Board of Directors concluded that Mr. Cloues should serve as a director based on his past extensive legal experience as a law firm partner specializing in business law matters, particularly in the area of mergers and acquisitions, and his experience as CEO of K-Tron International, Inc. prior to its acquisition by the Company on April 1, 2010.

Name, Age, and Year First Elected
as a Director	Other Information

Eduardo R. Menascé Age — 65 Director since 2008	Eduardo R. Menascé has served as a director of the Company since February 8, 2008. Mr. Menascé also is a director of Hill-Rom Holdings, Inc. (formerly Hillenbrand Industries, Inc.), the former parent corporation of the Company, having served on that board since 2004. He is also a member of the New York Chapter of the NACD (National Association of Corporate Directors). He is the retired President of the Enterprise Solutions Group for Verizon Communications, Inc., New York City, New York. Prior to the merger of Bell Atlantic and GTE Corporation, which created Verizon Communications, he was the Chairman, President and Chief Executive Officer of CTI MOVIL S.A. (Argentina), a business unit of GTE Corporation, from 1996 to 2000. Mr. Menascé has also held senior positions at CANTV in Venezuela and Wagner Lockheed and Alcatel in Brazil, and from 1981 to 1992 served as Chairman of the Board and Chief Executive Officer of GTE Lighting in France. He earned a Bachelor’s degree in Industrial Engineering from Universidad Pontificia Catolica de Rio de Janeiro and a Master’s degree in Business Administration from Columbia University. Mr. Menascé currently serves on the boards of directors of Pitney Bowes Inc., a global provider of integrated mail and document management solutions, John Wiley & Sons, Inc., a developer, publisher and seller of products in print and electronic media for educational, professional, scientific, technical, medical, and consumer markets, and KeyCorp, one of the nation’s leading bank-based financial service companies.

The Board of Directors concluded that Mr. Menascé should serve as a director based on his prior service as a director of Hillenbrand Industries, Inc. and his broad experience as a corporate executive of a major public corporation and experience as a member of several boards of directors, including service on the Audit Committees of several of those boards.

Stuart A. Taylor, II Age — 50 Director since 2008	Stuart A. Taylor, II has served as a director of the Company since September 26, 2008. Mr. Taylor is the Chief Executive Officer of The Taylor Group LLC in Chicago, a private equity firm focused on creating and acquiring businesses in partnership with women and minority entrepreneurs. He has previously held positions as Senior Managing Director at Bear, Stearns & Co. Inc. and Managing Director and head of CIBC World Market’s Global Automotive Group and Capital Goods Group. He also served as Managing Director of the Automotive Industry Group at Bankers Trust following a 10 year position at Morgan Stanley & Co. Incorporated in Corporate Finance. Mr. Taylor has been a member of the board of directors for Ball Corporation since 1999, where he currently serves as Chairman of the Human Resources Committee.

The Board of Directors concluded that Mr. Taylor should serve as a director based on his experience with several leading investment firms, his ongoing experience as a member of another public company board, and his broad merger and acquisition experience.

Class II (Terms expire in 2013)

Name, Age, and Year First
Elected as a Director	Other Information

Mark C. DeLuzio Age — 54 Director since 2008	Mark C. DeLuzio has served as a director of the Company since March 31, 2008. He is President and Chief Executive Officer of Lean Horizons Consulting, LLC, a global management consulting business which he founded in 2001. Prior to founding Lean Horizons, he served as Vice President, Danaher Business Systems for Danaher Corporation. Mr. DeLuzio serves as an advisory board member for Central Connecticut State University’s School of Engineering and Technology and the School of Business.

The Board of Directors concluded that Mr. DeLuzio should serve as a director based on his years of service as Vice President of Danaher Business Systems for Danaher Corporation, and his continuing leadership of Lean Horizons Consulting, LLC, where he continues to provide expertise in lean business concepts.

James A. Henderson Age — 76 Director since 2008	James A. Henderson has served as the Vice Chairperson of the Board of the Company since March 31, 2008. Mr. Henderson was Chairman of the Board and Chief Executive Officer of Cummins Inc. prior to his retirement in December 1999. Mr. Henderson is a director of Nanophase Technologies Corporation. Mr. Henderson also currently serves as Chairman Emeritus of The Culver Educational Foundation Board of Trustees and was a member of the Princeton University Board of Trustees and served as Chairman of the Executive Committee for the university. He has previously served as a director of AT&T Inc. (1978 — mid 2007), International Paper Company (1999-2006), Rohm and Haas Company, and Ryerson, Inc. (1999-2007).

The Board of Directors concluded that Mr. Henderson should serve as a director based on his long experience as Chairman of the Board and Chief Executive Officer of a major public corporation and his continuing role on the boards of major corporations and educational organizations.

Ray J. Hillenbrand Age — 76 Director since 2008	Ray J. Hillenbrand has been Chairperson of the Board of the Company since February 8, 2008. He previously served as a director of Hillenbrand Industries, Inc., the former parent corporation of the Company, from 1970 until March 31, 2008. He served as that company’s Chairman of the Board from January 17, 2001 until March 31, 2006. Mr. Hillenbrand was employed by and active for 19 years in the management of Hillenbrand Industries prior to his resignation as Senior Vice President and member of the Office of the President in 1977. Mr. Hillenbrand is President of Dakota Charitable Foundation. He is the Manager of the Dakota Partnership and the RJH Partnership, family investment partnerships, and Prairie Edge Inc., a family retail company. He is the Chairman of the Board of the downtown Rapid City, South Dakota Economic Development Corporation. He is also the Chairman of the Investment Committee and on the Finance Committee of the Catholic Diocese of Rapid City, South Dakota. Mr. Hillenbrand is a cousin of both W August Hillenbrand and Thomas H. Johnson.

The Board of Directors concluded that Mr. Hillenbrand should serve as a director based on his deep experience as an executive with Hillenbrand Industries, Inc. and his years of service on the Board of Directors of Hillenbrand Industries.

Name, Age, and Year First
Elected as a Director	Other Information

F. Joseph Loughrey Age — 61 Director since 2009	F. Joseph Loughrey has served as a director of the Company since February 11, 2009. On April 1, 2009, he retired from Cummins Inc. after serving in a variety of roles for 35 years, most recently as Vice Chairman of the Board of Directors and the company’s President and Chief Operating Officer. Mr. Loughrey served on the board of Cummins from July 2005 until May 2009. He also served on the boards of Tower Automotive, Inc. (1994-2007) and Sauer-Danfoss, Inc. (June 2000 through September 2010). Mr. Loughrey currently serves on a number of boards, including as Chairman for Conexus Indiana, and as a member of the boards of AB SKF, Vanguard Group, Lumina Foundation for Education, and Oxfam America. He is Chairman of the Advisory Council to the College of Arts & Letters at The University of Notre Dame, where he also serves on the Advisory Board to the Kellogg Institute for International Studies.

The Board of Directors concluded that Mr. Loughrey should serve as a director based on his service as President and Chief Operating Officer of a major public corporation and his continuing service on several public company and educational boards of directors.

Class III (Nominated for re-election this year)

Name, Age, and Year First Elected
as a Director	Other Information

Kenneth A. Camp Age — 65 Director since 2008	Kenneth A. Camp has served as a director and as President and Chief Executive Officer of the Company since February 8, 2008. Mr. Camp previously served as President of Batesville Casket Company, Inc. (“Batesville”) from May 1, 2001 until June 16, 2008. Mr. Camp previously held various positions with our former parent corporation, Hillenbrand Industries, Inc., commencing October 8, 2001. He served as Senior Vice President of that company from October 1, 2006 until his resignation from that position on March 31, 2008. Mr. Camp has also held various positions at Batesville since beginning his business career with that company in 1981, including Senior Vice President/General Manager of Operations from 1995 to 2000; Vice President, Sales and Service; Vice President, Marketing; and Vice President, Strategic Planning. Mr. Camp also serves on the boards of the Manufacturers Alliance/MAPI and the National Association of Manufacturers.

The Board of Directors concluded that Mr. Camp should serve as a director based on his years of experience as an executive of Batesville Casket Company, Inc., Hillenbrand Industries, Inc., and Hillenbrand, Inc. and his deep knowledge of the funeral industry.

W August Hillenbrand Age — 70 Director since 2008	W August Hillenbrand has served as a director of the Company since February 8, 2008. Mr. Hillenbrand also is a director of Hill-Rom Holdings, Inc., our former parent company (previously named Hillenbrand Industries, Inc.), having served on that board since 1972. He served as that company’s Chief Executive Officer from 1989 until 2000 and as President from 1981 until 1999. Prior to his retirement in December 2000, Hillenbrand Industries, Inc. had employed Mr. Hillenbrand throughout his business career. Mr. Hillenbrand is a board member of the Ocean Reef Medical Center, the Ocean Reef Medical Center Foundation and of the Ocean Reef Cultural Center. He previously served on the boards of DPL, Inc. (1992-2008), and Pella Corporation (2001-2008). Mr. Hillenbrand is the Chief Executive Officer of Hillenbrand Capital Partners, an unaffiliated family investment partnership. Mr. Hillenbrand is a cousin of Ray J. Hillenbrand.

The Board of Directors concluded that Mr. Hillenbrand should serve as a director based on his years of experience as the CEO of Hillenbrand Industries, Inc. and service on the Board of Hillenbrand Industries and several other organizations.

Thomas H. Johnson Age — 60 Director since 2008	Thomas H. Johnson has served as a director of the Company since March 31, 2008. Mr. Johnson founded and currently serves as Chairman of Johnson Consulting Group, a consulting firm focused on the death care industry. Prior to founding Johnson Consulting, he founded and served as Chairman of Prime Succession. Before Prime Succession, he served in a variety of other capacities in the death care profession including as an executive of Batesville. Mr. Johnson is the sole owner of Johnson Investment Group, LLC, which owns and operates two funeral homes in the Phoenix, Arizona vicinity. Mr. Johnson is also a 25% owner, and the managing member, of Fire and Stone Group, LLC which owns and operates a funeral home in Batesville, Indiana. Mr. Johnson currently serves on the board of Great Western Life Insurance. He previously served on the board of the Funeral Service Foundation, serving on that board from 2004 until October 2010. Mr. Johnson is a cousin of Ray J. Hillenbrand.

The Board of Directors concluded that Mr. Johnson should serve as a director based on his long service in the death care industry and resultant expertise in funeral services, including his prior service on the Board of the Funeral Service Foundation.

Name, Age, and Year First Elected
as a Director	Other Information

Neil S. Novich Age — 56 Director Since 2010	Neil S. Novich has served as a director of the company since February 24, 2010. He is the former Chairman, President and Chief Executive Officer of Ryerson, Inc., a global metals distributor and fabricator. Mr. Novich joined Ryerson is 1994 as Chief Operating Officer and was named President and CEO in 1995. He served on the board of Ryerson from 1994 until 2007, adding Chairman to his title in 1999. He remained Chairman and CEO until 2007, when the company was sold. Prior to his time at Ryerson, Mr. Novich spent 13 years with Bain & Company, an international management consulting firm. During his tenure with Bain, Mr. Novich spent several years as a partner with the firm. He serves on the boards of Analog Devices, Inc. and W.W. Grainger, Inc., where he chairs the Compensation Committees of both companies. Mr. Novich is also a trustee of both the Field Museum of National History and of Children’s Home & Aid in Chicago and is a member of the Visiting Committee to the Physical Sciences Division of the University of Chicago.

The Board of Directors concluded that Mr. Novich should serve as a director based on his several years of experience as a partner with a major consulting firm and later his service as President and CEO of a major public corporation, together with his continuing service on the boards of several public companies and non-profit organizations.

THE BOARD OF DIRECTORS AND COMMITTEES
The Board of Directors is charged with overseeing the operations of the Company. In this section of the proxy statement we describe the overall and certain specific responsibilities of the Board of Directors and its committees. These pages provide detailed information about the role of the Board of Directors and its committees, our corporate governance, and how you can communicate with the Board or with individual directors.
Board’s Responsibilities
The Board of Directors is the ultimate decision-making body of the Company, except with respect to those matters reserved to the shareholders. The Board acts as an advisor and counselor to senior management and oversees and monitors management’s performance. The Board also oversees the Company’s management of risk involved or potentially involved in the Company’s operations.
Leadership Structure
The Corporate Governance Standards for our Board of Directors provide that the Company’s Chief Executive Officer will not also be the Chairperson of the Board unless the Board specifically approves an exception to that policy (in which case a “Lead Director” will be elected from among the non-employee directors). Currently, and at all times since the Company’s formation, the positions of Chief Executive Officer and Chairperson of our Board are and have been held by separate individuals. Our Board believes that the separation of these two positions is the most appropriate leadership structure for the Company at the current time because it enables us to benefit from the expertise, experience, and strengths of both of the individuals holding those key leadership positions in the Company. Our Chief Executive Officer, Kenneth A. Camp, has been employed in our core casket business for nearly 30 years. He has held numerous management positions in the business over that time span, including the position of Chief Executive Officer of Batesville Casket Company from 2001 — 2008 and Chief Executive Officer of Hillenbrand, Inc. since 2008. The Chairperson of our Board, Ray J. Hillenbrand, has been a director of the Company and its predecessor, Hillenbrand Industries, Inc., for more than 40 years, including in that time span over seven years as the Chairperson of the Board.
Risk Oversight
The Board of Directors has direct responsibility for overseeing all material risks of the Company and also performs its risk oversight responsibilities through the work of the Compensation and Management Development Committee (the “Compensation Committee”) and the Audit Committee of the Board. At each meeting of the Board of Directors, management presents to the entire Board any new material risks to the Company for the Board’s evaluation and consideration. No less than once each year, management makes a formal presentation to the entire Board of Directors that describes all significant risks of the Company to ensure the Board’s awareness of the overall risk profile of the Company and that the risks are being properly mitigated and/or managed.
In addition, the Compensation Committee analyzes and manages risks related to our compensation policies and practices, and the Audit Committee has oversight responsibility for all financially-related risks facing the Company. The Compensation Committee’s risk management efforts are discussed under “Executive Compensation — Part V: Compensation-Related Risk Strategies” in this proxy statement. The Audit Committee, in accordance with its Charter, performs its risk management oversight by discussing “with senior management the Company’s guidelines and policies that govern the process by which the Company assesses and manages the Company’s exposure to risks... and the steps management has taken to monitor and control such exposure.” These Committee roles and the risk oversight process of the Company have not impacted the Board leadership structure.

Meetings of the Board and Committees
The Board agenda setting process generally involves the Chairperson of the Board, Vice Chairperson of the Board, Chief Executive Officer, and Secretary, who develop a proposed agenda for Board meetings. Proposed agenda items that fall within the scope of responsibilities of a Board committee are initially developed by the chairperson of that committee with management assistance. Board and committee materials related to agenda items are provided to Board members sufficiently in advance of meetings (typically one week) to allow the directors to prepare for discussion of the items at the meetings.
At the invitation of the Board and its committees, members of senior management attend Board and committee meetings or portions thereof for the purpose of reporting to the Board and participating in discussions. Generally, discussions of matters to be considered by the Board and its committees are facilitated by the manager responsible for that function or area of the Company’s operations. In addition, Board members have free access to all other members of management and employees of the Company. As necessary and appropriate in their discretion, the Board and its committees consult with independent legal, financial, human resource, compensation, and accounting advisors to assist in their duties to the Company and its shareholders.
The chairpersons of the committees of the Board each preside over the portion of the Board meetings at which the principal items to be considered are within the scope of the authority of their respective committees. The chairperson of each committee, working with management, determines the frequency, length, and agenda of meetings of that committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the committee members sufficiently in advance of meetings (typically one week) to allow the members to prepare for discussion of the items at the meeting.
Executive sessions or meetings of non-employee directors without management present are held after each Board meeting, and after each committee meeting as scheduled by the chairpersons of the committees. The Chairperson of the Board generally presides at executive sessions of non-employee directors, except that the chairpersons of the committees of the Board preside at executive sessions of non-employee directors held following meetings of their committees or at which the principal items to be considered are within the scope or authority of their committees.
Other Corporate Governance Matters
Both the Board of Directors and management of the Company firmly embrace good and accountable corporate governance and believe that an attentive, performing Board is a tangible competitive advantage. The composition of our Board was formed with an emphasis on independence and the mix of characteristics, experiences, and diverse perspectives and skills most appropriate for the Company. The Board has established position specifications, including performance criteria, for its members, the Chairperson of the Board, the Vice Chairperson of the Board, and the chairpersons and vice chairpersons of each of the standing Board committees discussed below. These position specifications are available on the Company’s web site at www.hillenbrandinc.com.

The Board of Directors has also taken other measures to ensure continued high standards for corporate governance. Specifically, the Board has adopted Corporate Governance Standards for the Board of Directors of the Company, the current version of which can be found on the Company’s web site at www.hillenbrandinc.com. The Board has also adopted a Code of Ethical Business Conduct that is applicable to all employees of the Company and its subsidiaries, including the Company’s Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer. No waivers of the requirements of our Code of Ethical Business Conduct were granted during fiscal 2010.
Consistent with the Company’s commitment to sound corporate governance, the Board and management believe that the foregoing measures, and others that have been taken, place the Company in compliance with listing and corporate governance requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, and related rules of the SEC. Copies of the Company’s Corporate Governance Standards, Code of Ethical Business Conduct, and Board committee charters are filed or incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, and are available on the Company’s web site at www.hillenbrandinc.com or in print to any shareholder who requests copies through the Company’s Investor Relations Department at its principal offices at One Batesville Boulevard, Batesville, Indiana, 47006, telephone (812) 931-6000 and facsimile (812) 931-5184.
Determinations with Respect to Independence of Directors
The Corporate Governance Standards of the New York Stock Exchange adopted by the Board of Directors require the Board of Directors to make an annual determination regarding the independence of each of the Company’s directors and provide standards for making those determinations which are prescribed by the New York Stock Exchange. The Board made those determinations for each member of the Board on December 7, 2010, based on an annual evaluation performed by and recommendations made by the Nominating/Corporate Governance Committee.
To assist in the Board’s determinations, each director completed materials designed to identify any relationships that could affect the director’s independence. On the basis of these materials and the standards described above, the Board determined that each of William J. Cernugel, Edward B. Cloues, II, Mark C. DeLuzio, James A. Henderson, Ray J. Hillenbrand, Thomas H. Johnson, F. Joseph Loughrey, Eduardo R. Menascé, Neil S. Novich, and Stuart A. Taylor, II is independent.
On the basis of the standards described above and the materials submitted by the directors, the Board determined that W August Hillenbrand does not meet the standards for director independence because of an agreement we have with him to provide him with certain benefits. That agreement was assumed by us from our former corporate parent in connection with our spin-off in 2008. Details concerning the agreement are described under the heading “Certain Relationships and Related Person Transactions” and “Compensation of Directors” below. The Board has also determined that Kenneth A. Camp does not meet the director independence standards because of his current service as President and Chief Executive Officer of the Company. Accordingly, neither of these non-independent directors serves on the Audit, Compensation, or Nominating/Corporate Governance Committees of the Board of Directors.

Committees of the Board of Directors
It is the general policy of the Company that most significant decisions be considered by the Board as a whole. As a consequence, the standing (permanent) committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly owned company. Currently those committees are the Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee, each of which has a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee recommends the members and chairpersons of those committees to the Board. The Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee are made up of only independent directors. The current charter for each of the Board’s standing committees is available on the Company’s web site at www.hillenbrandinc.com and is available in print to any shareholder who requests it through the Company’s Investor Relations Department at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 931-6000 and facsimile (812) 931-5184.
In furtherance of its policy of having significant decisions made by the Board as a whole, the Company has an orientation and continuing education process for Board members that includes the furnishing of extensive materials, meetings with key management, and visits to Company facilities, and attendance at Company and industry events. Moreover, the directors’ education includes, among other things, regular dedicated sessions regarding the Company’s businesses and operations and Audit Committee sponsored financial literacy and legal and regulatory compliance training.
Audit Committee. The Audit Committee has general oversight responsibilities with respect to the Company’s financial reporting and financial controls. It annually reviews the Company’s financial reporting process, its system of internal controls regarding accounting, legal, and regulatory compliance and ethics that management or the Board has established, and the internal and external audit processes of the Company. During fiscal 2010, the Audit Committee consisted of Eduardo R. Menascé (Chairperson), William J. Cernugel (Vice Chairperson), Thomas H. Johnson, Stuart A. Taylor, II, and Edward B. Cloues, II (Mr. Cloues was appointed to the Audit Committee on May 14, 2010). Each member of the Audit Committee is independent under Rule 10A-3 of the SEC and New York Stock Exchange listing standards and meets the financial literacy guidelines established by the Board in the Audit Committee Charter. The Board interprets “financial literacy” to mean the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) and monthly operating statements of the sort released or prepared by the Company, as the case may be, in the normal course of its business. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K of the SEC.
Mr. Menascé also serves on the audit committees of two other public companies. In accordance with our Audit Committee Charter, the Board of Directors has made a determination that his service on those other public company audit committees does not impair his ability to serve on our Audit Committee.
Compensation and Management Development Committee. The Compensation and Management Development Committee (the “Compensation Committee”) assists the Board in ensuring that the officers and key management of the Company are effectively compensated in terms of salaries, incentive compensation, and other benefits that are internally equitable and externally competitive and, as previously noted, analyzes and determines the risks, if any, created by our compensation policies and practices. The Compensation Committee is also responsible for reviewing and assessing the talent development and succession management actions concerning the officers and key employees of the Company. For fiscal 2010, the Compensation Committee consisted of James A. Henderson (Chairperson), Mark C. DeLuzio, Ray J. Hillenbrand, F. Joseph Loughrey, and Neil S. Novich (Vice Chairperson) (Mr. Novich was appointed to the Compensation Committee on February 24, 2010). Each member of the Compensation Committee is independent as defined by the New York Stock Exchange listing standards.

Nominating/Corporate Governance Committee. For fiscal 2010, the Nominating/Corporate Governance Committee consisted of all of the independent directors of the Company (being all directors except W August Hillenbrand and Kenneth A. Camp). Neil S. Novich was appointed to the Nominating/Corporate Governance Committee effective February 24, 2010. Edward B. Cloues, II was appointed to the Nominating/Corporate Governance Committee effective May 14, 2010. Each member of the Nominating/Corporate Governance Committee is independent as defined by the New York Stock Exchange listing standards.
The Charter for the Nominating/Corporate Governance Committee provides that the primary function of this Committee is to assist the Board of Directors in ensuring that the Company is operated in accordance with prudent and practical corporate governance standards, ensuring that the Board achieves its objective of having a majority of its members be independent in accordance with New York Stock Exchange and other regulations, and identifying candidates for the Board of Directors.
The Board of Directors has adopted position specifications applicable to members of the Board of Directors, and nominees for the Board of Directors recommended by the Nominating/Corporate Governance Committee must meet the qualifications set forth in those position specifications. The specifications provide that a candidate for director should not ever have (i) been the subject of an SEC enforcement action in which he or she consented to the entry of injunctive relief, a cease and desist order, or a suspension or other limitation on the ability to serve as a corporate officer or supervisor; (ii) had any license suspended or revoked due to misconduct of any type; or (iii) violated any fiduciary duty to the Company or its Code of Ethical Business Conduct. Additionally, each candidate for director should exhibit the following characteristics:
•	Have a reputation for industry, integrity, honesty, candor, fairness, and discretion;

•	Be an acknowledged expert in his or her chosen field of endeavor, which area of expertise should have some relevance to the Company’s businesses or operations;

•	Be knowledgeable, or willing and able to become so quickly, in the critical aspects of the Company’s businesses and operations; and

•	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly held corporation.
The Nominating/Corporate Governance Committee reviews incumbent directors against the position specifications applicable to members of the Board of Directors and independence standards set forth in the New York Stock Exchange listing standards. The Board as a whole, the Board committees, and the individual directors nominated by the Board for election at the next Annual Meeting of the Company’s shareholders are formally evaluated annually by the Nominating/Corporate Governance Committee, whose findings are reviewed with the Board.
The Company does not have a formal policy regarding diversity of the Board of Directors. However, the Charter of the Nominating/Corporate Governance Committee requires the Committee annually to “assess the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various committees, including a review of the mix of skills, core competencies and qualifications...” of the members of the Board and its committees.

The Nominating/Corporate Governance Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that it will consider such candidates. Any such recommendations should be communicated to the Chairperson of the Nominating/Corporate Governance Committee in the manner described below in “How You Can Communicate with Directors” and should be accompanied by substantially the same types of information as are required under the Company’s Code of By-laws for shareholder nominees.
The Company’s Amended and Restated Code of By-laws provides that nominations of persons for election to the Board of Directors of the Company may be made for any meeting of shareholders at which directors are to be elected by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of members of the Board of Directors at the meeting. For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company, and any nominee must satisfy the qualifications established by the Board of Directors of the Company from time-to-time as contained in the proxy statement of the Company for the immediately-preceding Annual Meeting of shareholders or posted on the web site of the Company at www.hillenbrandinc.com.
To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Secretary not later than (i) in the case of the Annual Meeting, 100 days prior to the anniversary of the date of the immediately preceding Annual Meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming Annual Meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Secretary by the later of (a) 100 days prior to the forthcoming meeting date, or (b) the close of business 10 days following the date on which the Company first makes public disclosure of the meeting date); and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which the Company first makes public disclosure of the meeting date. The notice given by a shareholder must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; (v) the consent in writing of each nominee to serve as a director of the Company if so elected; and (vi) a description of the qualifications of such nominee to serve as a director of the Company.
Certain Relationships and Related Person Transactions
The Corporate Governance Standards for the Board require that all new proposed related party transactions involving executive officers or directors must be reviewed and approved by the Nominating/Corporate Governance Committee in advance. The Corporate Governance Standards do not specify the standards to be applied by the Nominating/Corporate Governance Committee in reviewing transactions with related persons. However, we expect that in general the Nominating/Corporate Governance Committee will consider all of the relevant facts and circumstances, including, if applicable, but not limited to: the benefits to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available for similar transactions with unrelated third parties.

In 2003, Batesville Casket Company entered into a contract with Nambé Mills, Inc., pursuant to which Batesville Casket purchases urn products from Nambé Mills. Purchases during the fiscal year ended September 30, 2010, were approximately $131,369, and purchases during fiscal 2011 are projected to remain consistent with prior years. John A. Hillenbrand, II, a director of Hillenbrand Industries, Inc. until February 8, 2008, serves as Chairman Emeritus of Nambé Mills. Mr. Hillenbrand’s children own substantially all of the equity of Nambé Mills. John A. Hillenbrand, II is the brother of our Board Chairperson, Ray J. Hillenbrand. We believe these purchases were made, and will continue to be made, on terms similar to those Batesville Casket, one of our operating subsidiaries, could obtain from an unrelated third party for these products.
Thomas H. Johnson, a director of the Company, through various companies owned by him or in which he owns an interest, owns (a) 100% of the Menke Funeral Home in Sun City, Arizona, and the Whitney & Murphy Funeral Home in Scottsdale, Arizona, and (b) a 25% interest in the Weigel Funeral Home in Batesville, Indiana. Those funeral homes purchase products from the Company’s subsidiary, Batesville Casket Company, at market prices. In fiscal 2010, the total amount of purchases made from Batesville Casket by those three funeral homes was $347,525.
In connection with the spin-off of our Company in April of 2008, we were required to assume a binding contract between our former parent corporation, Hillenbrand Industries, Inc. and W August Hillenbrand, who had served as CEO of that corporation from 1989 until 2000. Pursuant to that contract, which is not subject to modification without the consent of both parties, Mr. Hillenbrand is contractually entitled to receive the following: lifetime annual supplemental pension fund payments that totaled $411,171 in fiscal 2010 directly related to his time as an executive of Hillenbrand Industries; reimbursement for premium payments over a ten-year period for a life insurance policy, including tax gross-ups, which totaled $294,129 in fiscal 2010 (which was year seven of the ten-year period); and reimbursement of medical expenses not covered by insurance and certain other miscellaneous benefits and expenses, all related to his service as CEO of Hillenbrand Industries, totaling $87,067 in fiscal 2010. Pursuant to the contract, Mr. Hillenbrand had limited use of the Company’s corporate aircraft through fiscal 2010, which created imputed income to him of $12,806 in 2010. He has since agreed not to use the aircraft for any such personal use. The Company no longer permits personal use of the Company’s corporate aircraft for any of its directors or officers. During the fiscal year ended September 30, 2010, the aggregate value of these items totaled $805,173. Additionally, during fiscal 2010 the Company paid $227 for term life insurance for Mr. Hillenbrand because of his service as a director of the Company — the same as it does for all of its directors.
How You Can Communicate with Directors
Shareholders of the Company and other interested persons may communicate with the Chairperson of the Board, the chairpersons of the Company’s Nominating/Corporate Governance Committee, Audit Committee, or Compensation Committee, or the non-management directors of the Company as a group, by sending an email to our Investor Relations Department at investors@hillenbrandinc.com. The email should specify which of the foregoing is the intended recipient so that it can be forwarded accordingly.
Attendance at Meetings
The upcoming Annual Meeting will be the third Annual Meeting of the Company’s shareholders. The Company’s directors are expected to attend the annual meetings of the shareholders. The Chairperson of the Board generally presides at the annual meetings of shareholders, and the Board of Directors holds one of its regular meetings in conjunction with the annual meetings of shareholders. All of the directors then serving, with the exception of Stuart Taylor, attended the 2010 Annual Meeting of the shareholders of the Company in person.

The Board of Directors of the Company held a total of eight meetings during the fiscal year ended September 30, 2010. During that fiscal year, the Compensation Committee and the Nominating/Corporate Governance Committee each held four meetings, and the Audit Committee met eight times. No member of the Board of Directors attended fewer than 75% of the aggregate of the number of meetings of the full Board of Directors and the number of meetings of the standing committees on which he served during the 2010 fiscal year.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee had no interlocks or insider participation during fiscal 2010. Specifically in that regard, during all or some portion of fiscal 2010, Messrs. DeLuzio, Henderson, Loughrey, Novich, and Ray J. Hillenbrand were the directors who served on the Compensation Committee of the Company. None of such directors:
•	Is or has at any time been an officer or employee of the Company or any of its subsidiaries;

•	Has or has had at any time any direct or indirect interest in an existing or proposed transaction involving more than $120,000 in which the Company is, was, or was proposed to be a participant, or that is otherwise required to be disclosed by us under the proxy disclosure rules.
Also in that regard, during fiscal 2010 none of our executive officers served as a member of the board of directors or on the compensation committee of another company, which other company had an executive officer who served on our Board of Directors or our Compensation Committee.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
We believe it is important that our directors and executive officers own stock in the Company. In that regard, our non-employee directors are required, within four years after becoming a director, to own and maintain ownership of a minimum of 12,000 shares of our Common Stock (including shares of deferred stock but not including shares that may be acquired upon the exercise of stock options). Ownership requirements for our Named Executive Officers are detailed in the Compensation Discussion and Analysis section of this proxy statement.
The table below shows shares beneficially owned by all directors and executive officers at December 15, 2010.
Security Ownership of Directors:

	Shares (1)		Percent Of
	Beneficially Owned As Of		Total Shares
Name	December 15, 2010		Outstanding

Kenneth A. Camp	1,088,331	(2)	1.7%

William J. Cernugel	10,714	(3)	*

Edward B. Cloues, II	2,045	(4)	*

Mark C. DeLuzio	19,229	(5)	*

James A. Henderson	20,714	(3)	*

W August Hillenbrand	1,190,617	(6)	1.9%

Ray J. Hillenbrand	763,952	(7)	1.2%

Thomas H. Johnson	15,714	(3)	*

F. Joseph Loughrey	15,855	(8)	*

Eduardo R. Menascé	17,945	(9)	*

Neil S. Novich	4,601	(10)	*

Stuart A. Taylor, II	15,374	(11)	*

Security Ownership of Named Executive Officers:

	Shares (1)		Percent Of
	Beneficially Owned As Of		Total Shares
Name	December 15, 2010		Outstanding

Joe A. Raver	204,175	(12)	*

Cynthia L. Lucchese	172,407	(13)	*

P. Douglas Wilson	141,116	(14)	*

John R. Zerkle	181,141	(15)	*

All directors and executive officers of the Company as a group, consisting of 22 persons	4,053,120		6.4%

*	Ownership is less than one percent (1%) of the total shares outstanding.

(1)	The Company’s only class of equity securities outstanding is common stock without par value. Except as otherwise indicated in these footnotes, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them. None of the shares beneficially owned by directors and executive officers is pledged as security.

(2)	Includes 576,084 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 15, 2010, 37,271 deferred stock shares, and 419,566 shares of unvested performance-based restricted stock, all held on the books and records of the Company.

(3)	Includes 10,714 deferred stock shares held on the books and records of the Company.

(4)	Includes 2,045 deferred stock shares held on the books and records of the Company.

(5)	Includes 10,714 deferred stock shares held on the books and records of the Company and 8,515 shares acquired with deferred director fees and held on the books and records of the Company under the Directors Deferred Compensation Plan.

(6)	Includes (i) 12,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 15, 2010, (ii) 19,626 deferred stock shares held on the books and records of the Company, and (iii) 2,851 shares acquired with deferred director fees and held on the books and records of the Company under the Directors Deferred Compensation Plan. Also includes: 48,934 shares owned beneficially by W August Hillenbrand’s wife, Nancy K. Hillenbrand; 371,972 shares owned by grantor retained annuity trusts (GRATs); and 643,187 shares owned of record, or which may be acquired within 60 days, by trusts of which W August Hillenbrand is trustee or co-trustee. Mr. Hillenbrand disclaims beneficial ownership of the 643,187 shares owned by trusts of which he is a trustee.

(7)	Includes 41,481 deferred stock shares held on the books and records of the Company. Also includes 314,750 shares held of record by a charitable foundation, of which Ray J. Hillenbrand is a trustee, and 250,000 shares held of record by family partnerships for the benefit of other members of his immediate family. Mr. Hillenbrand disclaims beneficial ownership of the shares held by the charitable foundation and the family partnerships.

(8)	Includes 7,855 deferred stock shares held on the books and records of the Company.

(9)	Includes 17,945 deferred stock shares held on the books and records of the Company.

(10)	Includes 2,757 deferred stock shares held on the books and records of the Company and 1,844 shares acquired with deferred director fees and held on the books and records of the Company under the Directors Deferred Compensation Plan.

(11)	Includes 9,724 deferred stock shares held on the books and records of the Company and 5,650 shares acquired with deferred director fees and held on the books and records of the Company under the Directors Deferred Compensation Plan.

(12)	Includes 60,467 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 15, 2010, 10,961 deferred stock shares, and 128,803 shares of unvested performance-based restricted stock, all held on the books and records of the Company.

(13)	Includes 65,650 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 15, 2010, 7,982 deferred stock shares, and 97,564 shares of unvested performance-based restricted stock, all held on the books and records of the Company.

(14)	Includes 43,166 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 15, 2010, 5,763 shares of deferred stock shares, and 87,748 shares of unvested performance-based restricted stock, all held on the books and records of the Company.

(15)	Includes 66,827 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 15, 2010, 2,664 shares of deferred stock shares, and 99,232 shares of unvested performance-based restricted stock, all held on the books and records of the Company.
SECURITY OWNERSHIP OF BENEFICIAL OWNERS OF MORE THAN 5% OF THE COMPANY’S COMMON STOCK
The following table provides information regarding all persons or entities known to us that, as of the date indicated, were beneficial owners of more than 5% of the Company’s common stock.

	Shares		Percent Of
	Beneficially Owned As Of		Total Shares
Name	December 15, 2010		Outstanding

Breeden Capital Management 100 Northfield Street Greenwich, CT 06830	4,336,934	(1)	7.0%

Franklin Advisory Services, LLC One Parker Plaza Fort Lee, NJ 07024-2938	3,860,914	(2)	6.2%

(1)	This information is based on a Schedule 13F-HR filed by Breeden Capital Management, LLC with the Securities and Exchange Commission on November 15, 2010.

(2)	This information is based on a Schedule 13F-HR filed by Franklin Advisory Services, LLC with the Securities and Exchange Commission on November 10, 2010.

EXECUTIVE COMPENSATION
Letter from the Chairperson of the Compensation and Management Development Committee:
The Compensation and Management Development Committee deliberated at length at the time of the “spin” in April 2008 of Hillenbrand, Inc. from Hillenbrand Industries on the design of a comprehensive executive compensation program for executives of the new company. We had the advantage of a “clean sheet of paper” to develop our senior executive compensation programs, considerable experience in executive compensation on the part of our Committee and the Company’s head of Human Resources, and a knowledgeable and experienced independent compensation consultant employed by the Committee.
A principal objective was to align the executive compensation program with the goal of creating appropriate long-term returns for investors. The Hillenbrand executive compensation program has the familiar elements of a base salary, a short-term incentive plan based upon achievement of annual targets, a long-term incentive plan and retirement and other benefits. This “package” must be competitive at target for us to attract and retain executive talent, and we devote considerable time in the course of our meeting schedules to achieving that objective.
The long-term incentive program and short-term incentive program are the main compensation elements focused on the creation of shareholder value. The stock market at any one time may not reflect the value of the Company because of factors such as the state of the economy or stock market, sector favorability, and world events. Over time, however, the market price for our stock should reflect the long-term cash generation capabilities of our businesses. We intended to design a long-term plan that would in part focus management on the quality performance that should be a key driver of stock price, recognizing that the general state of the stock market will have an impact.
The Committee concluded that a long-term incentive target for senior executives would be based 25% on the award of stock options and 75% upon performance-based restricted stock earned over three years based upon creating shareholder value. Stock options have no value unless the stock price increases and benefits our shareholders.
The underlying premise of the performance-based stock plan is that executives create shareholder value when they invest successfully to generate cash flows over the life of the business that meet or exceed shareholder expectations. The plan calculations use cash flows generated over the performance period because cash generated today is worth more than cash generated in the future.
The shareholder expectation, or “hurdle rate,” assumed in the plan is the weighted average cost of capital of the corporation. If an investment does not achieve the hurdle rate in returns over time, the investment has earned less than the investors’ requirements. If the hurdle rate is exceeded, the investment has earned more than required. Companies consistently earning more than the cost of capital reward their shareholders with higher returns.
The corporate short-term incentive plan is based 20% on net revenue growth and 80% on income before taxes. These measures reinforce achievement of increased shareholder value in the long-term plan. The payout is adjusted for achievement of individual performance goals. Overall, in 2010 Hillenbrand, Inc. performed well relative to our peers and to targets which is reflected in a higher payout in the short-term plan than in the two previous years of our existence.

Hillenbrand is and has been a leader among companies its size in cash flow and return on net assets. We believe the executive compensation plan reinforces the importance of that performance but also rewards growth.
A significant accomplishment of the CEO, Ken Camp, and his management team this year was the acquisition of K-Tron which has been immediately accretive to earnings without the acquisition costs and related accounting effects. We believe this new company offers considerable potential for future growth in revenues and profits.
The payout of the first three-year performance-based restricted stock is due next year. At that time, we will have had experience with all elements of our plan. The Committee views that timing as appropriate to undertake a review of our compensation programs to assess whether they are meeting our objectives and how they can be improved. An example of an adjustment already made to performance-based restricted stock awards beginning with the fiscal 2010 awards was to pro-rate unvested awards (at target) based on elapsed time in the performance cycle preceding a change of control rather than fully vesting the awards (at target) in the event of a change of control.
In addition, in connection with a change of control, the Committee modified its approach to “gross-ups” for excise taxes triggered by a change of control such that with future executive hires, tax gross-ups will not generally be offered. The Committee also adopted a clawback policy this year for short- and long-term incentives. These are examples of the Committee’s actions to reassess and refine our compensation practices in light of evolving market practices and in furtherance of our compensation philosophy.
Our Committee has reviewed the Company’s compensation plan for executives and concluded that it does not encourage excessive risk-taking by the management. In part that is because the compensation program of Hillenbrand is less than three years old, dating from the “spin,” and concern about excessive risk-taking has been a part of the Committee’s thought process from the beginning. The program is significantly performance-based which we believe is one of its strengths, but it is designed to reward sustainable performance over time and not generate excessively large one-time payouts that do not benefit the long-term interests of shareholders.
The Committee has also worked with the Management team to conduct a thorough review annually of the talent in the Company and to identify needs as to additional talent. We view this as a vital part of our work to help ensure that the growth objectives of the Company will be met.
The Compensation Discussion and Analysis which follows has been written by Management with the intention to present a clear and transparent explanation of our compensation programs, and we hope you find it helpful.
Thank you for your investment in Hillenbrand. It is our expectation to continue to demonstrate that the trust you have placed in us is well deserved.
Respectfully,
James A. Henderson
Vice Chairperson, Board of Directors
Chairperson, Compensation and Management
          Development Committee

PART I: COMPENSATION DISCUSSION AND ANALYSIS
Introduction
Part I of this section on Executive Compensation presents a thorough discussion of our executive compensation philosophy, policies, actions, decisions (and the basis for such decisions), and procedures as they relate to our executive officers included in the compensation disclosures in this proxy statement (Item 402(a)(3) of the SEC’s Regulation S-K specifies which officers should be included in that disclosure, and they are identified as our “Named Executive Officers”). Part II is a report from the Compensation and Management Development Committee (the “Compensation Committee”). Following that report, in Part III, we present numerous tables that report in detail the compensation of, and the potential amounts payable by the Company under certain contractual agreements with, the Named Executive Officers. Part IV provides information regarding the various engagements by the Company of Ernst & Young LLP, the independent compensation consultant engaged by the Compensation Committee. Part V provides information relating to the compensation-related risk assessment and management strategies employed by the Company.
We have attempted to assist you in your understanding of the information presented by the use of tables and charts as much as possible. We encourage you to keep two basic thoughts in mind as you read this section:
•	First, the compensation of our Named Executive Officers is set by our Compensation Committee, which is a committee of independent directors.

•	Second, a significant portion of all Named Executive Officers’ compensation is variable and based on their individual performance and the performance of the Company. This is designed to align their compensation with the interests of the shareholders of the Company.
Our Named Executive Officers
The five Named Executive Officers of the Company whose compensation information is required to be discussed and reported in this proxy statement, and their positions with the Company, are as follows:

Kenneth A. Camp	President and Chief Executive Officer
Joe A. Raver	Senior Vice President and President of Batesville Casket Company
Cynthia L. Lucchese	Senior Vice President and Chief Financial Officer
P. Douglas Wilson	Senior Vice President, Human Resources
John R. Zerkle	Senior Vice President, General Counsel and Secretary

Our Executive Compensation Philosophy
Our Compensation Committee has adopted the following Executive Compensation Philosophy, which describes the objectives and principles of our executive compensation program and which is used as the guide to our program design and compensation decisions:
Hillenbrand’s executives should be fairly compensated for creating appropriate long-term returns for shareholders.
The executive compensation program is designed to ensure officers and key management personnel are effectively compensated in terms of base salary, incentive compensation, and other benefits that advance the long-term interest of Hillenbrand’s shareholders.
The compensation program is based on the following principles:
•	Reinforcing the absolute requirement for ethical behavior in all practices;

•	Aligning management’s interests with those of shareholders;

•	Motivating management to achieve superior results by paying for sustainable performance;

•	Ensuring competitive compensation in order to attract and retain superior talent;

•	Maintaining a significant portion of at-risk compensation (superior performance is rewarded with commensurate incentives, while little to no incentive is paid for underperformance);

•	Delineating clear accountabilities; and

•	Providing clarity and transparency in compensation structure.

Components of Total Compensation
The components of our executive compensation program are shown in the following table. A more detailed discussion of these components and the plans under which they are provided appears later in this Compensation Discussion and Analysis section.

Component	Description and Purpose

Base Salary	Fixed compensation intended to provide a base level of income and aid in the attraction and retention of talent in a competitive market.

Short-Term Incentive Compensation (“STIC”)	Variable annual cash bonus designed to motivate and reward individuals based on achieving both company-wide and individual performance goals for a given fiscal year. Also aids in the attraction and retention of talent in a competitive market.

Long-Term Incentive Compensation (“LTIC”)	Variable annual equity grant designed to reward executives for creating shareholder value and for their individual contributions to the Company’s performance, as well as to motivate future contributions and decisions aimed at increasing shareholder value. Also aids in the attraction and retention of talent in a competitive market. Our Named Executive Officers are required to retain a certain amount of Company equity or stock as described in the section below entitled “Stock Ownership Requirement.”

Retirement and Other Benefits	Fixed component of compensation intended to protect against catastrophic expenses (healthcare, disability, and life insurance) and provide opportunity to save for retirement (pension and 401(k)).

Post-Termination Compensation (Severance and Change in Control)	Severance program designed to provide protection that allows executives to focus on acting in the best interests of shareholders regardless of the impact on their own employment.
Key Point: Focus on Performance-Based Compensation
Referring to the previous chart, the first three elements (base salary, STIC, and LTIC) make up what is generally referred to as an employee’s “core compensation.” It is important to note that a key element of the compensation philosophy of Hillenbrand and our Compensation Committee is that a significant portion of each of the Named Executive Officers’ core compensation will be “performance-based” and therefore “at risk.” Stated another way, each of the Named Executive Officers receives a base salary regardless of the performance of the Company in any individual year. Any particular officer’s salary can be and is modified from year-to-year based on such officer’s individual performance and changes in responsibilities, as determined by the Compensation Committee. Beyond base salary, each of our Named Executive Officers is eligible to receive STIC and LTIC, but those components of compensation are variable and at risk, dependent upon the performance of the Company and the individual performance of each of the officers.

This point is illustrated by the following pie chart, which shows the fixed (base salary) and variable (STIC and LTIC) compensation at target levels for our President and CEO, Kenneth A. Camp, for fiscal 2010:
As shown in the above chart, 79% of Mr. Camp’s target core compensation for the year was performance-based, and at risk, and 21% was fixed. The Compensation Committee believes that this approach to compensating our Named Executive Officers aligns their compensation packages appropriately with the interests of the shareholders of the Company and creates incentives for them to act in the best interest of the shareholders.
Target Core Compensation Mix
Subject to discretionary deviations deemed by the Committee to be appropriate, the Compensation Committee generally follows guidelines for the STIC and LTIC target awards that are tied to the base salaries of the Named Executive Officers. Those guidelines are discussed in more detail below. The application of those guidelines produces a core compensation mix of approximately 20% base salary, 20% STIC, and 60% LTIC for Mr. Camp, and a mix of approximately 30% base salary, 20% STIC, and 50% LTIC for the other Named Executive Officers.
Process for Determining Compensation
Timing of Compensation Decisions. In December of each year, the Compensation Committee takes the following actions:

•	It sets the base salaries of the Named Executive Officers for the coming calendar year.

•	It adjusts, if deemed appropriate, the STIC target award formula for each Named Executive Officer and establishes the Company performance objectives that are to be used in the award formula for the new fiscal year.

•	It makes LTIC grants to the Named Executive Officers and determines the Company performance period (usually three years) and Company performance objectives that are to be used in the award formula.

•	It certifies performance and establishes the actual STIC awards to be paid to the Named Executive Officers for the fiscal year ended on the past September 30.

•	It certifies performance and confirms the computation of the award amount to be paid to the Named Executive Officers with respect to performance-based LTIC awards whose performance measurement period ended on the past September 30.
Factors Considered in Setting Compensation.
In General. In establishing and adjusting our executive compensation programs and the compensation packages for the Named Executive Officers, the Compensation Committee considers and analyzes a number of factors, each of which is informative but none of which is individually determinative of the outcome of the Committee’s work. The Committee strives to establish compensation packages for the Named Executive Officers that are appropriate under all the circumstances and that are designed to enable the Company to attract, motivate, and retain the executive talent needed to operate the Company, including the implementation of its announced intention to grow and diversify through business acquisitions, in a manner that is in the best interests of the shareholders.
Certain factors the Compensation Committee considers are discussed below. They are not discussed in any order of priority; no one factor standing alone is necessarily more important than the others.
Compensation Consultant Expertise. The Compensation Committee engages an independent compensation consultant to provide various items of relevant information and to perform various services for the Committee in connection with the establishment of our executive compensation programs. Ernst & Young LLP has been the Committee’s independent compensation consultant since 2008. The Compensation Committee seeks and considers the expert advice and recommendations of the independent compensation consultant in connection with the administration of our compensation programs and the establishment of appropriate compensation components and levels with respect to our Named Executive Officers.
Peer Group Data. As one of several factors in considering approval of elements of our compensation programs and appropriate levels of compensation of our Named Executive Officers, the Compensation Committee compares our compensation programs and levels to those of a selected peer group of companies. Our Compensation Committee believes that we have to remain competitive in order to attract, retain, and motivate our executive talent and believes that our Named Executive Officers should be rewarded appropriately when the Company exceeds expected performance targets. We do not, however, rigidly target or benchmark any of the core compensation components of our Named Executive Officers to any specific percentile of our peer group compensation levels. Generally, our Compensation Committee seeks to target the core compensation of our Named Executive Officers in a range between the 50th and 75th percentiles of the total core compensation amounts paid by our peer group.

In developing our peer group, our Compensation Committee reviews various financial metrics and business attributes (i.e., free cash flow, operating income, return on invested capital, etc.) to assess whether additions or deletions to the current peer group are appropriate. In 2010, in recognition of our acquisition of the K-Tron group of companies, American Woodmark Corporation was removed from our peer group and IDEX Corporation, which has certain similarities to the K-Tron business structure, was added. In addition, various members of management provide input relative to understanding the Company’s key financial metrics, key competitors for talent, key competitors with whom the Company competes in the market, the business plan, and other factors. The following qualitative factors are also considered in developing the peer group:
•	Non-cyclical versus cyclical companies;

•	Companies with an internal distribution method and a supply chain management focus versus those with external distribution methods;

•	Companies focusing on continuous improvement in all aspects of their business versus those that do not apply a continuous improvement model;

•	Companies that manufacture products with wood and/or metal versus those that manufacture products using other materials;

•	Companies that are product leaders, manufacturing a quality end product; and

•	Companies that are primarily domestic versus those that are global.
The peer group currently consists of the following sixteen companies:

Acuity Brands, Inc.	Sealy Corporation
Ethan Allen Interiors Inc.	Service Corporation International
Herman Miller, Inc.	Simpson Manufacturing Co., Inc.
HNI Corporation	Spartech Corporation
IDEX Corporation	Stewart Enterprises, Inc.
Kimball International	Tempur-Pedic International Inc.
Matthews International Corporation	The Middleby Corporation
Roper Industries	Tredegar Corporation
Survey Data. In addition to peer group data, the Compensation Committee considers published compensation survey data provided by its independent compensation consultant, focusing on compensation data for companies in the manufacturing industry with revenues within a comparable range of the Company’s revenue. The survey data provides additional compensation data targeted to the specific job responsibilities of our Named Executive Officers.
External Market Conditions. The Compensation Committee also takes into account external market conditions when establishing the total compensation of each Named Executive Officer. We are located in a relatively small rural community between Indianapolis, Indiana, and Columbus, Indiana, and Cincinnati, Ohio, all of which are home to other public companies, and we must compete with companies in those metropolitan areas for our executive talent.
Individual Factors. Individual factors are also considered by the Compensation Committee in establishing the compensation packages of our Named Executive Officers. These factors include the level and breadth of experience and responsibility of the officer, the complexity of the position, individual performance and growth potential, and the difficulty of replacement. Individual performance of our Named Executive Officers is evaluated in large part based upon the achievement of group and personal goals that are established by management and approved by the Compensation Committee each year.

2010 Individual Performance Goals. We identified five common personal objectives for the Named Executive Officers for fiscal 2010. They are as follows:
•	Strengthen our company capabilities by ensuring that resources, processes, procedures, and controls necessary to be a successful, compliant, efficient, and well controlled public company are in place. This is accomplished through the application of the principles of Lean Business / Continuous Improvement across the enterprise.

•	Support the Batesville Casket core business by providing Batesville Casket with necessary and sufficient resources to continue to generate strong, predictable cash flows. This is accomplished through a transparent resource allocation process and a commitment to a lean organization, both at the corporate and operating company levels.

•	Actively pursue acquisitions by pursuing prudent opportunities that provide revenue and earnings per share growth, meet our strategic criteria, and leverage our core competencies. This is accomplished through an active and effective screening process that engages the senior-most leadership in the identification of targets and the broader organization in evaluation.

•	Ensure acquisition success by planning and preparing for due diligence and integration with a specific focus on our areas of competency, including Continuous Improvement, logistics, and talent development. This is accomplished through (a) attracting, developing, deploying, and retaining diverse high performance individuals who are resources for today and tomorrow, and (b) training internal resources for due diligence and integration.

•	Actively engage in the environment in which we compete by ensuring that the Company’s voice on national, state, and local issues is heard. This is accomplished through dialogue between senior management and members of local, state, and national legislative and executive branches of government, civic engagement in our communities, and active participation in business and industry associations.
The following unique personal objectives were identified for each of the Named Executive Officers for fiscal 2010:
•	For Mr. Camp, executing the Company’s strategy and business plan; leading the Company’s growth initiatives; overseeing the Company’s acquisition activities; overseeing efforts designed to strengthen the talent pool, capabilities and competencies of the Company; ensuring that the Company engages in appropriate meaningful and transparent conversations with shareholders; and achieving the Company’s financial objectives;

•	For Mr. Raver, developing and executing the strategic and the resulting operating plan of Batesville Casket Company; growing core revenue and IBT (Income Before Taxes) through growth in under-penetrated segments; creating strategic acquisitions and alliances, and new product offerings; improving the Company’s cost structure; and strengthening the Company’s core capabilities;

•	For Ms. Lucchese, ensuring appropriate processes and procedures for the operation of the Company as a public company are in place and functioning effectively; providing financial leadership with excellence to the Company as a public company; managing financial due diligence efforts with respect to the Company’s acquisition activities; and providing financial support where necessary to the Company’s subsidiaries and their finance staff;

•	For Mr. Wilson, ensuring appropriate processes and procedures for the operation of the Company as a public company are in place and functioning effectively; providing human resources, communications, and public policy leadership with excellence to the Company; providing support where necessary to the Company’s subsidiaries and their staff; managing human resources, compensation and benefits, communication and public policy due diligence efforts with respect to the Company’s acquisition activities; and building the talent pool to strengthen the capabilities and competencies of the Company; and

•	For Mr. Zerkle, ensuring appropriate processes and procedures for the operation of the Company as a public company are in place and functioning effectively; providing general legal counsel with excellence to the Company; providing legal support where necessary to the Company’s subsidiaries and their general counsel; managing legal due diligence efforts and transaction documentation with respect to the Company’s acquisition activities; managing all litigation involving the Company; and supervising and coordinating the responsibilities of other attorneys in the Company’s legal department.
Internal Pay Equity. The Compensation Committee considers the differentials between the compensation levels of our Named Executive Officers in light of their respective positions and responsibilities and seeks to maintain those differentials at equitable levels, considering peer group and survey data with respect to comparable differentials at other companies.
Aggregate Compensation. For our Named Executive Officers, the Compensation Committee considers the aggregate value of their core compensation components of base salary, STIC at target level, and the estimated value of LTIC at target level. The Compensation Committee compares the aggregate amount of these elements of core compensation for our Named Executive Officers to the aggregate amount of the same elements of executive officer compensation at other companies using peer group and survey data. Generally, the Company aims to target the aggregate core compensation of our Named Executive Officers in the range between the 50th and 75th percentiles of the core compensation levels at such other companies. Additionally, the Compensation Committee reviews “tally sheets” reflecting all compensation paid to our Named Executive Officers, including retirement and other benefits, perquisites, and amounts potentially payable to them upon a “change in control” of the Company. Finally, the Compensation Committee considers projections as to the potential future value of long-term equity awards made to the Named Executive Officers.

Fiscal 2010 Compensation Decisions
Base Salaries.
In considering fiscal 2010 compensation, the Compensation Committee received from and reviewed in detail with the Committee’s independent compensation consultant an Executive Compensation Analysis reporting, among other things, the median compensation paid by our then current peer group to its top five executive officers (based on compensation) and the 25th percentile, median, and 75th percentile compensation levels of similar executive officers as determined from various published compensation surveys. By comparison to our peer group, the base salaries of our Named Executive Officers ranged from a low of 10% below to a high of 20% above the peer group median base salary level.
Mr. Camp provided to and discussed with the Committee his review of and comments with respect to the performance of the other Named Executive Officers. Mr. Camp also recommended to the Committee proposed compensation packages for the other Named Executive Officers (which, at the request of the Committee, he had developed in consultation with Ernst & Young and after review of the Executive Compensation Analysis report provided to the Committee in September). After discussing the recommendations, reviewing individual performance of the other Named Executive Officers, and considering Company performance data and competitive benchmark information, the Committee approved the compensation for this group.
The Compensation Committee, outside of Mr. Camp’s presence, also discussed Mr. Camp’s performance. This conversation included a review of Mr. Camp’s objectives as approved by the Committee for 2010 and the level of achievement of each of those objectives. After assessing Mr. Camp’s performance for the year, the Committee, considering the impact of all relevant factors and considering the advice and recommendations of the Committee’s independent compensation consultant, determined Mr. Camp’s compensation for 2010.
The following adjustments were made to the Named Executive Officers’ base salaries:

	2009	2010	% Increase

Mr. Camp	$675,000	$695,000	2.96
Mr. Raver	$415,000	$427,000	2.89
Ms. Lucchese	$312,000	$321,000	2.88
Mr. Wilson	$260,000	$281,000	8.08
Mr. Zerkle	$285,000	$302,500	6.14
The fiscal 2010 base salary increases to Messrs. Wilson and Zerkle include an adjustment to bring their total core compensation amounts closer to the targeted peer group levels.
Annual Cash Incentives Awards.
Overview. The payment of annual cash short-term incentive compensation (“STIC”) to our Named Executive Officers for fiscal 2010 was formula-based, with adjustments for achievement of common and individual performance goals, and was governed by our Short-Term Incentive Compensation Plan for Key Executives (“STIC Plan”). The STIC Plan is designed to motivate our Named Executive Officers to perform and meet both Company and individual objectives. It is consistent with our philosophy that employees should share in the Company’s success when value is created for our shareholders. The potential to be paid short-term incentive awards plays an important role in the attraction and retention of our Named Executive Officers.

STIC Formula Design. Our Compensation Committee has approved a formula for calculating the maximum STIC awards potentially payable to our Named Executive Officers under the STIC Plan. We have designed our formula to calculate the maximum possible STIC amounts payable, with the understanding that the Compensation Committee has discretion to reduce the maximum award amount to arrive at the actual STIC payment amounts to our Named Executive Officers.
Exercise of Negative Discretion. At the end of each fiscal year, after the maximum award amounts have been calculated, the Compensation Committee exercises its discretion to reduce the maximum award amounts to the actual payout levels, if and to the extent deemed appropriate. The Committee exercises that discretion after considering the targeted and maximum award amounts and individual performance reviews relating to the achievement of personal goals established for each of the Named Executive Officers. The fact that negative discretion is exercised by the Compensation Committee to reduce the amount of STIC actually paid to a Named Executive Officer to an amount less than the maximum award amount is not an indication of substandard performance; instead, it reflects the Compensation Committee’s assessment of individual performance against its standard of a maximum possible level of performance. The exercise of that negative discretion to some degree is most often the rule, not the exception. (For example, for fiscal 2009, none of the Named Executive Officers received the maximum STIC award amount, and for fiscal 2010, only one of the Named Executive Officers received the maximum.)
STIC Maximum Award Formula. Our formula for calculating the maximum STIC awards potentially payable to our Named Executive Officers each year is as follows:

Base Salary	x	Individual Factor	x	Company Performance Factor	x	Maximum Award Factor	=	Maximum Potential STIC Award
The formula components are described and quantified as follows:
•	Base salary — the amount of salary paid to the Named Executive Officer during the fiscal year in question.

•	Individual Factor — a predetermined percentage of base salary (90% for Mr. Camp, 75% for Mr. Raver, and 50% for the other Named Executive Officers). The Committee could adjust those percentages from year to year at the beginning of the fiscal year, if deemed appropriate.

•	Company Performance Factor — a percentage reflecting the Company’s (or Batesville Casket’s with respect to Mr. Raver) achievement level with respect to the pre-established financial performance targets set by the Committee for each fiscal year. This percentage will be zero (producing a zero formula amount) if the Company (or Batesville Casket, if applicable) does not achieve at least a threshold achievement percentage level established by the Committee (which was 90% for fiscal 2010). The maximum achievement percentage possible is 200%. The pre-established financial performance targets currently used in the formula are designated amounts of “Net Revenues” and “Core IBT” for the Company and Batesville Casket, as applicable, which are calculated as follows:

•	Net Revenue — the amount established as the target amount is the same for both the Company and Batesville Casket since the Company itself has no revenue-producing operations. In determining the overall Company or Batesville Casket achievement level each year, the achievement level for Net Revenue is weighted at 20% of the total in determining the Company’s (or Batesville Casket’s) overall performance achievement level. In calculating Net Revenue, the effects of the following items are ignored:
•	acquisitions made during the fiscal year;

•	divestitures made during the fiscal year (corresponding adjustments will be made to the plan targets); and

•	changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed.
•	Core IBT — this is income before taxes, adjusted to eliminate selected extraordinary and non-recurring items as listed below. The adjustment items are determined in advance by the Compensation Committee during the first quarter of each fiscal year. Core IBT achievement is weighted at 80% of the total in determining the Company’s (or Batesville Casket’s) overall performance achievement level. In calculating Core IBT, the following items are excluded or their effects ignored:
•	all professional fees, due diligence fees, expenses, and integration costs related to a specific acquisition;

•	all professional fees, due diligence fees, expenses, and integration costs related to a specific divestiture;

•	income, losses, or impairments from specific financial instruments transferred to the corporation as part of the spin-off of the Company in 2008 (i.e., auction rate securities, equity limited partnerships, common stock, and promissory notes;

•	stock compensation expense;

•	external extraordinary legal costs (e.g., antitrust litigation);

•	costs related to our spin-off in 2008;

•	restructuring costs; and

•	changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed.
•	Maximum Award Factor — a multiplier established by the Committee in order to produce the maximum award payout amount. It is currently 1.2. This factor serves two purposes. First, it provides a sufficient potential payout amount to reward above-average individual or Company performance. Second, it provides a cap on the award formula amount.

Company Performance Factors. The Company’s financial performance objectives and threshold achievement percentages are established annually at levels that typically reflect strong financial performance under then existing conditions. The target objectives are intended to represent stretch goals based on the business plan of the Company so that management must be diligent, focused, and effective in order to reach these goals. The objectives are set with the intention that the relative level of difficulty in achieving the targets is consistent from year to year.
The following table sets forth the Company’s and Batesville Casket’s targeted financial performance objectives and targeted threshold achievement percentages, and the actual amounts achieved, for fiscal 2010:

2010
Batesville
	Company	Casket
	Targeted	Targeted			Batesville
	Objective	Objective		Company	Casket
Financial	Amount	Amount	Threshold	Achievement	Achievement
Criteria	(millions)	(millions)	Percentage	Percentage	Percentage

Net Revenue	$660.2	$660.2	90%	97.0%	97.0%

Core IBT	$154.8	$178.6	90%	102.8%	102.3%
With respect to achievement percentages for the Company Performance Factor not exceeding 100%, Mr. Raver’s STIC award formula is based on the financial objectives of Batesville Casket Company rather than those of the Company, while the award formulas for our other Named Executive Officers are based on the Company’s financial objectives. With respect to achievement percentages above 100% and up to 200% (which is the range experienced for fiscal 2010), all Named Executive Officer award formulas, including Mr. Raver’s, are based on the Company’s financial objectives.
2010 STIC Awards. For fiscal 2010, the maximum STIC awards payable, and the actual STIC awards paid, to our Named Executive Officers were as follows:

	Fiscal				Company		Maximum		Maximum	Actual
Named Executive	Year Base		Individual		Performance		Award		STIC	STIC
Officer	Salary	x	Factor	x	Factor *	x	Factor	=	Award	Award Paid

Kenneth A. Camp	$689,615		90%		147.7%		1.2		$1,100,342	$1,000,000
Joe A. Raver	$423,769		75%		147.7%		1.2		$563,468	$450,000
Cynthia L. Lucchese	$318,577		50%		147.7%		1.2		$282,398	$271,000
P. Douglas Wilson	$275,346		50%		147.7%		1.2		$244,078	$244,000
John R. Zerkle	$297,789		50%		147.7%		1.2		$263,971	$220,000

*	In fiscal 2010, the Company exceeded its Core IBT target by an amount that produced a Company Performance Factor of 147.7%.

Long Term Incentive Compensation (LTIC).
Overview. We provide Long-Term Incentive Compensation to our Named Executive Officers (and other employees) by awarding them stock options, deferred stock awards, or restricted stock. Our Stock Incentive Plan (the “Stock Plan”) enables us to grant such equity-based awards.
The Compensation Committee makes and administers all awards to our Named Executive Officers under the Stock Plan. As of the end of fiscal 2010, a total of 4,492,956 shares of our common stock are available for equity awards under the Stock Plan. There are annual limits as to the number of options or shares of deferred or restricted stock that can be granted to any one employee or director each year.
Although the Company does not have a written policy regarding the timing or practices related to granting equity awards, neither the Company nor the Compensation Committee engages in spring-loading, back-dating, or other practices which “time” the grant of equity awards. Stock options and restricted stock awards are generally granted at a regularly-scheduled meeting of the Compensation Committee (acting as the administrative committee under the Company’s Stock Plan (referred to below as the “Administrator”)) in the first quarter of the fiscal year (usually in December), after the Company issues a press release announcing the results of the prior fiscal year.
Available Awards. Our Stock Plan enables us to grant several types of equity awards: stock appreciation rights, restricted stock, bonus stock, stock options, and deferred stock units. However, only stock options, restricted stock, and deferred stock awards have been granted and were outstanding under the Stock Plan as of the end of fiscal 2010.
Stock Options. Incentive (tax-qualified) and non-qualified stock options may be granted to such employees and (with respect to non-qualified options) directors and for such number of shares of our common stock as the Administrator determines. A stock option will be exercisable and vest at such times, over such term, and subject to such terms and conditions as the Administrator determines, at an exercise price which may not be less than the fair market value of the common stock on the date the option is granted.
Deferred Stock. A deferred stock award represents our agreement to deliver shares of common stock (or their cash equivalent) to the award recipient at a specified future time or upon a specified future event. Vesting of the award shares and/or delivery of them may be conditioned upon the completion of a specified period of service, the attainment of specific performance goals, or such other criteria as the Administrator may determine, or, alternatively, the Administrator may provide for the unconditional delivery of shares (or their cash equivalent) on a specified date. Deferred stock awards carry no voting rights until such time as shares of common stock are actually issued. The Administrator has the right to determine whether and when dividend equivalents will be paid with respect to a deferred stock award. Generally, dividend equivalent amounts are converted into additional deferred stock awards and are paid when (and only if) the shares have vested and are distributed.
Restricted Stock. A grant of shares of restricted stock involves the actual issuance of shares of our common stock to the grant recipient. However, the right to retain the shares of restricted stock is conditioned upon whatever vesting conditions are specified as part of the grant. Until those vesting conditions are satisfied, the restricted stock cannot be sold, transferred, pledged, or assigned, and is subject to forfeiture if the vesting conditions are not satisfied.

Performance-Based Equity Awards. The Administrator may designate and structure any awards under the Stock Plan as performance-based awards. With respect to performance-based awards, either the granting or vesting (or both) of the award is made subject to the achievement of Company performance objectives specified by the Administrator. The performance objectives specified for a particular award may be based on one or more of the following criteria, which the Administrator may apply to our Company as a whole and/or to a subsidiary, and which the Administrator may use either as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies: sales, operating profits, operating profits before taxes, operating profits before interest expense and taxes, net earnings, earnings per share, return on equity, return on assets, return on invested capital, total shareholder return, cash flow, debt to equity ratio, market share, stock price, shareholder value added and market value added.
LTIC Guidelines. The Compensation Committee, subject to deviations as appropriate in its discretion, generally follows guidelines it has established for annual LTIC awards to our Named Executive Officers. Those guidelines provide for an annual award at target value of 3 times base salary to Mr. Camp, and 1.5 times base salary to our other Named Executive Officers. Each award consists of approximately 25% of the award value in stock options and approximately 75% in performance-based restricted stock. Compared to an average of our peer group’s mix of long-term incentive compensation awards, the pie-charts below reflect our heavy emphasis on performance-based awards to our Named Executive Officers.
Valuation of Awards. Considering commonly used valuation models and advice from the Committee’s independent compensation consultant, stock options are assumed to have a present value equal to 25% of the then current share price for our Common Stock. The number of option shares to be granted is determined by dividing the total option portion of the award dollar value by 25% of the then current share price. For stability in grant methodology, we do not intend to frequently change this 25% assumption; however, we periodically compare this assumption to the results of the annual binomial valuations for reasonableness.
Awards for restricted stock are valued at the target share level, which is the number of shares that will ultimately be earned by the Named Executive Officers at the 100% achievement level of the targeted “Incremental Shareholder Value” established by the Compensation Committee under the award formula. (The maximum number of shares potentially issuable as fully earned or vested shares is 150% of the targeted number.) The number of shares to be awarded at the target level is determined by dividing the restricted stock value portion of the total award dollar value by the share price for our stock on the date of the award.

2010 LTIC Awards. Consistent with our compensation philosophy and historical practices, the Compensation Committee again awarded shares of restricted stock as performance-based equity awards to our Named Executive Officers for fiscal 2010. Accordingly, the amount of compensation ultimately received by our Named Executive Officers will be tied to and conditioned on performance objectives for our Company. As we have stated above in our compensation philosophy, the Company management team is charged with increasing the long-term economic value of the Company in excess of the rate investors expect, which is accomplished by growing the amount of cash generated by the Company over time through execution of the Company’s strategy and the initiatives that flow from that strategy.
The performance-based restricted stock awards and stock options granted to our Named Executive Officers during fiscal 2010 were as follows:

		Target	Maximum
		Restricted	Restricted
Name	Option Shares	Stock Award	Stock Award

Kenneth A. Camp	112,520	84,390	126,585
Joe A. Raver	34,565	25,924	38,886
Cynthia L. Lucchese	25,984	19,488	29,232
P. Douglas Wilson	22,746	17,060	25,590
John R. Zerkle	24,487	18,365	27,547
The performance period for vesting of the restricted stock is the three-year period beginning October 1, 2009. The stock options become exercisable ratably on the first, second, and third anniversaries of the grant date (1/3 on each grant date anniversary).
Performance-Based Award Details.
For fiscal 2010, the measurement tool in the performance-based restricted stock award formula is a shareholder value creation model, which is a discounted cash flow model that is designed to measure the true economic return to investors. The key inputs into the model are net operating profit after tax (NOPAT), free cash flow, and the weighted average cost of capital. Each performance-based restricted stock grant to our Named Executive Officers will span the performance of three consecutive fiscal years, and the performance award at the end of the three years will be based upon the incremental shareholder value created over/under what was expected. The Company must earn a return that meets the Company’s weighted average cost of capital to earn the targeted award. The Company’s return must exceed the weighted average cost of capital to exceed the targeted award.
The long-term incentive plan for the Named Executive Officers is designed to pay on the basis of the growth in shareholder value over a three-year period. By linking rewards with the growth in the economic value of the Company, the plan aligns the interests of the executive management team with those of the Company’s investors. Also, by using a three-year period, the plan shapes investment strategies that improve the value of the business over the long term.

The Company performance objectives and the award calculation formula for the performance-based LTIC awards (per the preceding chart showing their target restricted stock awards) made to the Named Executive Officers in fiscal 2010 are as follows:
Award Information.

Measurement Period	October 1, 2009 through September 30, 2012

Base Shareholder Value (at the beginning of Measurement Period)	$1,162.6 million

Incremental Shareholder Value Expected	$332.6 million

Weighted Average Cost of Capital	8.75%
Award Formula.
The number of shares of restricted stock that will vest at the end of the Measurement Period is a function of the amount of Incremental Shareholder Value Delivered over the Measurement Period as compared to the Incremental Shareholder Value Expected to be created over the Measurement Period. Except as otherwise provided in the award agreements in connection with a termination of employment prior to September 30, 2012, at the end of the Measurement Period all restrictions will lapse on, and the shares will become fully vested with respect to, the number of whole shares (rounded down) equal to the product of (a) the number of shares comprising the target restricted stock award, and (b) a multiplier, as provided in the following table, based on the ratio, expressed as a percentage, of Incremental Shareholder Value Delivered for the Measurement Period (as determined below) to the Incremental Shareholder Value Expected for the Measurement Period:

Incremental Shareholder Value Delivered
as Percentage of
Incremental Shareholder Value Expected	Multiplier
(rounded down to nearest whole percent)	(rounded down to two decimal places)

Less than 50%	zero (no Shares vest)

At least 50% but less than 80%	.2 plus an additional .01 for each full percentage point realized above minimum for range

At least 80% but less than 100%	.5 plus an additional .025 for each full percentage point realized above minimum for range

At least 100% but less than 110%	1.0 plus an additional .025 for each full percentage point realized above minimum for range

At least 110% but less than 150%	1.25 plus an additional .00625 for each full point realized above minimum for range

At least 150%	1.5 (all Shares vest)

Calculation of Incremental Shareholder Value Delivered.
The amount of Incremental Shareholder Value Delivered during the Measurement Period is calculated by subtracting the Base Shareholder Value from the Shareholder Value Delivered, and the Shareholder Value Delivered is calculated by adding two components: the Net Operating Profit After Tax (“NOPAT”) Component and the Cash Flows Component.
•	The NOPAT Component of Shareholder Value Delivered is the Company’s Adjusted NOPAT for the last fiscal year of the Measurement Period, divided by the Weighted Average Cost of Capital.

•	The Cash Flows Component of Shareholder Value Delivered is the sum of the following:
•	the Company’s Adjusted Cash Flows for the third fiscal year in the Measurement Period;

•	the Company’s Adjusted Cash Flows for the second fiscal year in the Measurement Period, multiplied by the sum of 100% and the Weighted Average Cost of Capital; and

•	the Company’s Adjusted Cash Flows for the first fiscal year in the Measurement Period, multiplied by the square of the sum of 100% and the Weighted Average Cost of Capital.
Definitions.
(a)	“Adjusted NOPAT” means the Company’s net operating profit after tax as adjusted (net of tax where applicable) to exclude the effects of the following items:
•	Income, losses, or impairments from specific financial instruments held by the Company immediately following its spin-off as a stand-alone company (i.e., auction rate securities, equity limited partnerships, common stock, and promissory notes);

•	Interest income on corporate investments and interest expense on corporate debt;

•	Costs related to the Company’s spin-off in 2008;

•	All professional fees, due diligence fees, expenses, and integration costs related to a specific acquisition;

•	Amortization expense of intangible long-lived assets where internally generated costs are not customarily capitalized in the normal course of the business (e.g., customer lists, patents, etc.);

•	All adjustments made to net income related to changes in the fair value of contingent earn-out awards;

•	External extraordinary, non-recurring, and material legal costs (e.g., antitrust litigation);

•	Restructuring charges and other items related to a restructuring plan approved by the CEO; and

•	Changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed.
(b)	“Adjusted Cash Flows” means, with respect to each fiscal year in the Measurement Period, the Company’s net cash provided by operating activities (whether positive or negative) less its capital expenditures net of proceeds on the disposal of property, all as shown on its audited financial statements for the fiscal year, as adjusted (net of tax where applicable) to exclude the effects of the following items:
•	Cash receipts or disbursements from financial instruments held by the Company immediately following the Company’s spin-off in 2008 (i.e., auction rate securities, limited partnerships, and promissory notes);

•	Interest income on corporate investments and interest expense on corporate debt;

•	Disbursements related to the Company’s spin-off in 2008;

•	External extraordinary, non-recurring, and material legal disbursements (e.g., antitrust litigation);

•	Changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed; and

•	The costs of acquisitions, including all professional fees, due diligence fees, expenses, and integration costs, amortized over a 36 month period beginning the month after closing (payment of contingent earnouts (when made) is treated as a component of the purchase price payment for purposes of the computation and is subject to a separate 36 month amortization period at that time).
Stock Ownership Requirement
All of our Named Executive Officers are required to own a significant number of shares of our common stock. Specifically, our Chief Executive Officer and the other Named Executive Officers, from and after the later of (i) April 1, 2013, or (ii) the fifth anniversary of the date on which any such individual first became an officer of the Company or any of its subsidiaries, are required to hold shares of our common stock or equivalents described below at the following levels (“Required Ownership Level”):

Position	Required Ownership Level

Chief Executive Officer	4 x Base Annual Salary
Senior Vice Presidents of the Company	2 x Base Annual Salary
Vice Presidents of the Company and all subsidiaries	1 x Base Annual Salary

Shares owned outright and deferred or restricted stock shares, whether vested or unvested, including performance-based shares at the target award level, count as share equivalents towards the Required Ownership Level. Failure to achieve or maintain the Required Ownership Level may result in (1) the applicable individual being required to hold all after-tax vested deferred stock shares and after-tax shares acquired upon exercise of stock options, or (2) suspension of future restricted stock or deferred stock awards, until the Required Ownership Level is achieved. The Compensation Committee (or its designee) may make exceptions, in its sole discretion, in the event of disability or great financial hardship.
Clawback Provisions
For STIC and performance-based LTIC awards made in fiscal 2010 and beyond, the Company has adopted a “clawback” policy that authorizes the Compensation Committee, in its discretion, to require repayment from our Named Executive Officers of all or any portion of their STIC and LTIC awards paid if the Company is required to restate its financial statements due to fraud or negligence and if the results reported in such restated financial statements would have produced a lesser amount of STIC or LTIC award payable (ignoring Committee negative discretion with respect to STIC awards) than was calculated per the original financial statements.
Tax Deduction Management
Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain executive compensation in excess of $1 million per year unless certain requirements are met. Performance-based compensation is generally not subject to the deductibility cap under Section 162(m). We generally seek to maximize the tax deductibility of both our STIC and performance-based LTIC awards under Section 162(m).
Retirement and Savings Plans
Pension Plan. We sponsor a defined benefit pension plan (the “Pension Plan”). The Pension Plan is closed to new salaried employees. Mr. Camp is the only Named Executive Officer who is an active participant in the Pension Plan. Mr. Zerkle has a frozen benefit in the Pension Plan.
The Pension Plan provides monthly retirement benefits based on a formula that takes into consideration the highest average annual compensation of a participant over a five consecutive year period and the participant’s years of service to the Company (including years of service to our former parent). We are required to make annual contributions that are determined actuarially as the amount needed to adequately fund future benefits to be paid out to participants.
For information regarding the benefits potentially payable to our Named Executive Officers under the Pension Plan, see the “Pension Benefits at September 30, 2010” table in Part III below.
Savings Plan. We maintain a tax-qualified defined contribution savings plan (the “Savings Plan”) in which substantially all of our employees, including the Named Executive Officers, are eligible to participate. Employees may contribute up to 40% of their compensation on a pre-tax basis to the Savings Plan. For those salaried participants who are not active participants in the Pension Plan, the Company matches their contributions in an amount equal to 50¢ on the dollar for their contributions up to 6% of their compensation. No matching contributions are made for employees who are active participants in the Pension Plan. Additionally, whether or not employees contribute to the Savings Plan, the Company provides an automatic Company contribution per pay period to the Savings Plan for all employees eligible to participate in an amount equal to 4% of their compensation if they are not active participants in the Pension Plan or 3% if they are active participants in the Pension Plan. All contributions by employees and the automatic Company contribution are fully vested immediately. The Company matching contributions do not vest until after three years of credited service; after that point Company matching contributions vest immediately when made.

For information regarding compensation paid to our Named Executive Officers under the Savings Plan, see footnote 6 to the Summary Compensation Table in Part III below.
Supplemental Executive Retirement Plan. Through June 30, 2010, we maintained and agreed to pay future cash benefits under a Supplemental Executive Retirement Plan (the “SERP”) for certain of our executive officers who were selected to participate in the plan. All of our Named Executive Officers were participants in the SERP. The Compensation Committee selected the participants for the SERP and at any time could choose to “freeze” the accrued benefits of a participant under the SERP and stop accruing additional benefits under the plan for that participant.
The SERP was an unfunded retirement benefit plan and was not a tax qualified retirement plan under the Internal Revenue Code. No monies were actually “contributed” to the SERP by the Company to fund future benefit payouts. Under the SERP, future payout amounts were simply recorded in “accounts” set up for the participants to record the amounts the Company was obligated to pay them if and when they became entitled to payment of their accrued benefits. If a participant were terminated for “cause” (as such term is defined in the SERP), all benefits under the SERP were subject to forfeiture.
There were two components of the SERP — a defined contribution component (in which all Named Executive Officers participated) and a defined benefit component (in which only Mr. Camp participated). The SERP was designed to supplement the amount of retirement benefits that participants were entitled to receive from either or both of our Pension Plan and our Savings Plan. For tax qualified retirement plans, such as our Pension Plan and our Savings Plan, the Internal Revenue Code establishes various limitations that must be applied no matter what the terms of the plan might be. For example, the tax laws limit the maximum amount of annual benefits that can be paid to a participant under a defined benefit plan, limit the maximum amount that can be contributed for any particular year by or for a participant under a defined contribution plan, and limit the maximum amount of compensation that can be counted as earnings of the participant for purposes of calculating benefits or contributions under either type of plan. The application of these tax law limitations can result in a reduction in the amount of retirement benefits that would otherwise be payable to a participant under the terms of a tax qualified retirement plan. Additionally, our Pension Plan and Savings Plan both exclude any cash bonus amounts from the definition of compensation for plan purposes, and focus only on benefits or contributions relating to base salary in their benefit or contribution formulas.
In general, the SERP was designed to pay benefits to a retiring participant to “make up” for any reduction in the benefits that would otherwise have been payable to the retiree under our Pension Plan, or a reduction in the contributions that the Company would have made for such retiree under the Savings Plan, on account of the application of tax law limitations and the exclusion of the annual cash bonus from the benefit and contribution formulas under those plans. This was accomplished by annually accruing future benefits for the participants equal to the difference between (a) what benefit amount was actually accrued or contributed for a participant under the Pension Plan and the Savings Plan, and (b) what amount would have been accrued or contributed if (i) the tax law limitations were not applied, and (ii) the targeted amount of their annual cash incentive bonus was included as compensation (in addition to base salary) in the benefit or contribution formulas under the plans.

The SERP also permitted the Company, in its discretion, to accrue an additional benefit amount for each participant equal to three percent of compensation (base salary plus cash bonus) for those participants who were selected to receive such benefit. Only Mr. Camp was awarded this discretionary accrual amount for fiscal 2010.
Supplemental Retirement Plan. Effective July 1, 2010, the Company (a) adopted a new Supplemental Retirement Plan administered by Fidelity Employer Services Company (the “SRP”), which replaced the defined contribution component of the SERP, and (b) amended the SERP to remove the defined contribution component from that plan. The SERP, as amended, continues in effect after that date with respect to the defined benefit component of that plan. All accrued account balances under the defined contribution component of the SERP were transferred to the SRP as of July 1, 2010.
The SRP provides essentially the same benefits to our Named Executive Officers that they potentially were entitled to receive under the defined contribution component of the SERP. However, the SRP changed the investment options for participants. Under the SERP, defined contribution accruals could be “invested” only in an interest-bearing “cash” account. Under the SRP, participants are permitted to direct the investment of their accrued accounts (on a hypothetical basis since the plan is unfunded) into various Fidelity mutual funds. The Company then actually makes those designated investments for the Company’s own account with funds contributed by the Company under a “Rabbi Trust” arrangement so that the Company can actually fund the earnings or losses experienced by each participant in his or her hypothetical investments when distributions are made.
The SRP also permits participants to elect to defer a portion of their Short-Term Incentive Compensation each year for payment at a later time and to “invest” the deferred amounts in Fidelity mutual funds on a hypothetical basis as described above. This feature was not available under the SERP.
For information concerning retirement benefits payable to certain of our Named Executive Officers under the SERP and the SRP, see the table entitled “Pension Benefits at September 30, 2010” in Part III below.
Executive Deferred Compensation Program. Under our Executive Deferred Compensation Program, certain executives (who were chosen by the Compensation Committee), including the Named Executive Officers, were permitted to elect to defer all or a portion of their base salary, STIC, and certain other benefits and elect to have them paid in a year or years later than when such amounts would otherwise be payable. As of September 30, 2010, none of the Named Executive Officers had balances in the Executive Deferred Compensation Program.
Severance Benefits and Employment Agreements
Employment Agreements. We have entered into employment agreements with each of the Named Executive Officers. We believe that it is appropriate for our senior executives to have employment agreements because they provide certain contractual protections to us that we might not otherwise have, including provisions relating to not competing with us, not soliciting our employees, and maintaining the confidentiality of our proprietary information. (The employment agreements we have with our Named Executive Officers contain non-competition and non-solicitation agreements of the executive officers, which continue in effect generally for a period of two years after the termination of the Named Executive Officers’ employment.) Additionally, we believe that employment agreements are a useful tool in the recruiting and retention of senior-level executives.

Severance Benefits Under Employment Agreements. The employment agreements of our Named Executive Officers are terminable by either party without “cause” on 60 days’ written notice and are also terminable by us at any time (subject to certain cure rights) for “cause,” as such term is defined in each employment agreement. The Named Executive Officers may also terminate their employment agreements for “good reason” as such term is defined in their agreements. If we terminate the employment of a Named Executive Officer without “cause,” or if a Named Executive Officer terminates his or her employment with “good reason,” then we are obligated to provide severance compensation in connection with such termination. No severance compensation is payable under our employment agreements with our Named Executive Officers if we terminate with “cause,” if the executive terminates without “good reason,” or if the employment relationship is terminated on account of death or disability.
If the employment of a Named Executive Officer is terminated by us without cause or is terminated by the executive officer upon the occurrence, without the executive officer’s consent, of a good reason event, we are required under the officer’s employment agreement to provide severance compensation to the Named Executive Officer as follows:
•	continuation of the executive officer’s base salary for twelve months, subject to required withholdings, which payments may need to be delayed for six months under certain provisions of the Internal Revenue Code;

•	continuation of group life and health coverage until the payment described above has been made; and

•	limited out-placement counseling.
Post-Termination Payments of STIC and LTIC. A Named Executive Officer whose employment terminates may or may not be entitled to the post-termination payment of a portion of the Short-Term Incentive Compensation (“STIC”) or Long-Term Incentive Compensation (“LTIC”) that would have been payable to the Named Executive Officer if his or her employment had continued through the end of the then-current measurement periods applicable to STIC and LTIC awards. The amount payable, if any, depends on the Company’s performance throughout the measurement periods in question and the circumstances under which employment was terminated.
No post-termination STIC or LTIC is potentially payable to a Named Executive Officer unless and until the performance or measurement period in question has ended and it is determined under the applicable performance formula, based on the Company’s financial results, that an amount would have been payable to the former officer had his or her employment continued through the end of the performance or measurement period. Once the amount that would have been paid had employment continued (the “Full Period Award”) is determined, the following rules determine the portion of the Full Period Award, if any, that will be payable to the former Named Executive Officer:
1.	STIC. The Named Executive Officer will be entitled to a pro-rata payment of his or her STIC, based on the pro-rata portion of the fiscal year employed, subject to a reduction of up to one-third of that amount at the discretion of the Compensation Committee, if his or her termination of employment resulted from retirement (after age 55 and 5 years of service), disability, death, involuntary termination without “Cause” or voluntary termination for “Good Reason.” Except as provided above, no pro-rata STIC will be payable upon an involuntary termination with Cause or a voluntary termination without Good Reason.

2.	LTIC. With respect to shares of restricted stock that would have vested in a terminated Named Executive Officer in accordance with the Company performance formula had employment continued through the end of the three year measurement period, there are three possible outcomes:
(a)	if employment terminated due to death, disability or retirement (after age 55 and 5 years of service), the former Named Executive Officer would be entitled to one-third of the Full Period Award plus a pro-rata amount equal to the number of weeks employed during the measurement period divided by 104 (up to a maximum of the Full Period Award amount);

(b)	if employment was terminated by the Company without “Cause” or by the executive for “Good Reason,” a pro-rata amount based solely on the portion of the measurement period he or she was employed will be paid; and

(c)	in any other circumstances, all shares of restricted stock will be forfeited upon termination of employment.
For information regarding the severance benefits payable to our Named Executive Officers under their employment agreements and our STIC and LTIC compensation programs, see the “Potential Payments Upon Termination” tables under “Compensation of Named Executive Officers” in Part III below.
Change in Control Agreements
We believe that it is important that management of the Company be in a position to provide assessment and advice to the Board of Directors regarding any proposed business transaction without being unduly distracted by the uncertainties and risks created by such a proposed change in control. Accordingly, we have entered into personal Change in Control Agreements with each of our Named Executive Officers (as well as with other key executives) that provide severance compensation to them if their employment is terminated on account of or under certain circumstances following a change in the control of the Company. Severance compensation under our Change in Control Agreements is in lieu of severance compensation provided under the Named Executive Officers’ employment agreements or our Severance Plan.
The Change in Control Agreements provide for payment of specified benefits upon the termination of a Named Executive Officer’s employment (other than on account of death, disability, retirement, or “cause”) in anticipation of or within two years after the occurrence of a “Change in Control” (three years for Mr. Camp) or upon the executive’s termination of employment for “good reason” within two years after a Change in Control (three years for Mr. Camp). Additionally, Mr. Camp is entitled to severance benefits under his agreement if he voluntarily terminates his employment at any time within the period of one year plus thirty days after the occurrence of a Change in Control. The severance benefits to be provided upon a termination of employment under any of the above circumstances are:
•	a lump sum payment in cash equal to two times the executive’s annual base salary (three times for Mr. Camp);

•	continued health insurance for the executive and his or her dependents and continued life insurance coverage for 24 months (36 months for Mr. Camp), with the right to purchase continued medical insurance (at COBRA rates) from the end of this period until the executive reaches Social Security retirement age;

•	a lump sum payment equal to twice (three times in the case of Mr. Camp) the amount of the additional amounts accrued during the last 12 months in the executive’s “defined contribution” accounts under the Company’s SERP; and

•	an increase to the defined benefit pension benefit otherwise payable to the executive under the Pension Plan and the SERP component related to the Pension Plan, calculated by giving the executive credit for two additional years of service.
In addition, upon a Change in Control, with respect to executives whose employment is not terminated prior to or at the time of the Change in Control, (a) all outstanding stock options will become fully vested, (b) restricted stock awards made during fiscal 2009 will become fully vested, (c) restricted stock awards made during fiscal 2010 or after will vest proportionately to the portion of the performance measurement period that expired prior to the Change in Control, and (d) the executives will be deemed to have earned and will be entitled to payment, within 30 days after the occurrence of the Change in Control, the current year’s Short-Term Incentive Compensation to the extent such STIC would have been earned if all performance targets for the relevant period were achieved at the 100% level.
The Change in Control Agreements also provide that if the executive receives payments upon a change in control that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, either (a) the executive will be entitled to receive an additional “gross-up” payment in an amount necessary to put him or her in the same after-tax position as if such excise tax had not been imposed, or (b) with respect to all of the Named Executive Officers other than Mr. Camp, if the value of all “parachute payments” to the executive does not exceed 120% of the maximum “parachute payment” that could be paid to him or her without giving rise to the excise tax, then the payments otherwise called for by the Change in Control Agreement will be reduced (or “cut back”) to the maximum amount that could be paid without the imposition of that excise tax. In summary, then, Mr. Camp would always be entitled to the gross-up payment for excise taxes on his excess parachute payments, but the other Named Executive Officers would be entitled to a tax gross-up payment only if their parachute payments exceeded 120% of the maximum allowed to be paid to them without paying any excise tax on the payments, and at the 120% level or less their parachute payments will be reduced as necessary to avoid the imposition of the excise tax. (The Compensation Committee has directed that no additional agreements with tax gross-up provisions shall be entered into by the Company unless that Committee has specifically authorized the agreements containing such provisions.)
Under the Change in Control Agreements, a “Change in Control” is defined generally as: (1) the acquisition of beneficial ownership of 35% or more of the voting power of all of our voting securities by a person or group other than members of the Hillenbrand Family; (2) the consummation of certain mergers or consolidations; (3) a change in the composition of a majority of the members of our Board of Directors; (4) the consummation of a sale of substantially all of our assets; or (5) the date of approval by our shareholders of a plan of complete liquidation of our Company.
The amounts potentially payable to our Named Executive Officers in connection with a Change in Control are set forth in the tables under the heading “Potential Payments Upon Termination” in Part III: Executive Compensation Tables below.

Other Personal Benefits
In addition to the elements of compensation discussed above, we also provide our Named Executive Officers with various other benefits as described below. We generally disfavor providing extensive perquisites but do provide modest benefits to enhance the highly variable, performance oriented compensation programs we utilize for our Named Executive Officers. We also provide these benefits in order to remain competitive with the market and believe that these benefits help us to attract and retain qualified executives.
Executive Financial Planning, Estate Planning, and Tax Preparation Service Program. Our Named Executive Officers are eligible for reimbursement of (a) financial and estate planning services, and (b) income tax preparation services. Reimbursement is approved for up to $5,000 per calendar year.
Executive Physical. We provide the Named Executive Officers with annual physicals. We cover 100% of the cost of this program. This program was developed to promote the physical well-being and health of our senior-level managers. We believe that this program is in the best long-term interest of our shareholders.
Other Benefits. Named Executive Officers also participate in other benefit plans that we fully or partially subsidize. Their participation is on the same terms as our other employees. Some of the more significant of these benefits include medical, dental, life, disability insurance, and vision insurance, as well as relocation reimbursement, tuition reimbursement, holiday, and vacation benefits. All Named Executive Officers participate in our group term life insurance program, which provides death benefit coverage of up to two times base salary or $500,000, whichever is less. In addition, our Named Executive Officers are eligible to participate in our optional supplemental group term life insurance program in which participants may purchase up to the lesser of five times their base annual salary or $600,000 of additional term life insurance at their own expense.

PART II: COMPENSATION COMMITTEE REPORT
Each member of the Compensation Committee of the Board of Directors of Hillenbrand, Inc. is “independent,” as that term is defined under (a) the New York Stock Exchange listing standards, (b) the non-employee director standards of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (c) the outside director requirements of Section 162(m) of the Code, and (d) the Company’s Corporate Governance Standards. The Compensation Committee currently consists of Mark C. DeLuzio, James A. Henderson, Ray J. Hillenbrand, F. Joseph Loughrey, and Neil S. Novich.
As a committee, our primary function is to ensure Hillenbrand’s executive compensation program is competitive so that the Company can attract and retain executive personnel and also performance-based so that the interests of its management are aligned with both the short-term and long-term interests of its shareholders. We engage an independent executive compensation consulting firm to assist us in our review of the Company’s executive and director compensation programs to ensure these programs are competitive and consistent with our stated objectives. The executive compensation consultant is retained by and is directly accountable to us and we generally approve all related fees paid to the executive compensation consultant. We have no interlocks or insider participation, and we engage in annual self-evaluations to determine our effectiveness as a committee. We have adopted a charter, which may be found on Hillenbrand’s web site at www.hillenbrandinc.com.
Under Section 162(m) of the Internal Revenue Code, the Company is not able to deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees, generally its Named Executive Officers. However, compensation that is “performance-based” is not subject to that deduction limitation. While the Compensation Committee generally intends to structure and administer executive compensation plans and arrangements so that they will not be subject to the deduction limit, the Compensation Committee may from time-to-time approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interest of shareholders.
The Compensation Committee of the Board of Directors of Hillenbrand, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board of Directors that the preceding Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
James A. Henderson (Chairperson)
Mark C. DeLuzio
Ray J. Hillenbrand
F. Joseph Loughrey
Neil S. Novich

PART III: EXECUTIVE COMPENSATION TABLES
Tabular Compensation Information
In the following pages we present numerous tables that set out various elements of compensation for our Named Executive Officers. No one table in and of itself presents the “total picture”; instead, you should review all the information carefully to understand the manner in which, and the amounts, our Named Executive Officers have been paid. To understand all the numbers in the tables below, you need to read the footnotes carefully, which explain the various assumptions and calculations that give rise to the dollar amounts in the tables.
Compensation of Named Executive Officers
Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended September 30, 2010, 2009, and 2008. We have entered into employment agreements with each of the Named Executive Officers — see the “Severance Benefits and Employment Agreements” section of “Part I: Compensation Discussion and Analysis” for further information about those agreements.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal					Option	Incentive Plan	Compensation	All Other
Position		Salary	Bonus	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
(as of September 30, 2010)	Year	$(1)	$	$(2)	$(3)	$(4)	$(5)	$(6)	$
Kenneth A. Camp	2010	$690,068	$—	$1,563,747	$622,089	$1,000,000	$1,569,866	$83,641	$5,529,411
President and Chief	2009	$669,315	$—	$1,518,735	$539,949	$440,000	$1,251,951	$75,464	$4,495,414
Executive Officer	2008	$543,198	$—	$1,338,149	$815,234	$400,000	$341,329	$65,735	$3,503,645

Joe A. Raver	2010	$424,041	$—	$480,372	$191,100	$450,000	$—	$55,777	$1,601,290
Senior Vice President	2009	$411,589	$—	$466,861	$165,982	$215,000	$—	$75,009	$1,334,441
and President of	2008	$115,847	$100,000	$274,997	$182,927	$70,000	$—	$17,061	$760,832
Batesville Casket Company

Cynthia L. Lucchese	2010	$318,781	$—	$361,113	$143,658	$271,000	$—	$34,838	$1,129,390
Senior Vice President and	2009	$309,271	$—	$350,987	$124,787	$97,000	$—	$23,862	$905,907
Chief Financial Officer	2008	$218,852	$—	$230,856	$212,210	$95,000	$—	$8,308	$765,226

P. Douglas Wilson	2010	$275,822	$—	$316,122	$125,756	$244,000	$—	$35,091	$996,791
Senior Vice President	2009	$257,726	$—	$319,048	$113,428	$103,000	$—	$28,788	$821,990
Human Resources	2008	$129,781	$—	$146,615	$127,979	$55,000	$—	$8,462	$467,837

John R. Zerkle	2010	$298,174	$—	$340,303	$135,381	$220,000	$1,436	$35,633	$1,030,927
Senior Vice President,	2009	$282,726	$—	$404,368	$143,761	$98,500	$3,179	$25,407	$957,941
General Counsel and	2008	$244,400	$25,000	$108,124	$56,034	$100,000	$—	$16,678	$550,236
Secretary

(1)	The amounts indicated represent the dollar value of base salary earned during fiscal 2010, 2009, and 2008, as applicable.

(2)	The amounts indicated represent the grant date fair value related to time-based and deferred stock awards and performance-based restricted stock awards granted during fiscal 2010, 2009, and 2008 computed in accordance with stock-based accounting rules (FASB ASC Topic 718). The determination of this value is based on the methodology set forth in Note 11 to our audited financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 23, 2010. The performance-based award values are shown at the targeted 100% Company performance achievement level. The maximum award amounts, at the highest Company performance achievement level, are 150% of the values shown in the table.

(3)	The amounts indicated represent the grant date fair value related to stock option awards granted during fiscal 2010, 2009, and 2008 computed in accordance with stock-based accounting rules (FASB ASC Topic 718). The determination of this value is based on the methodology set forth in Note 11 to our audited financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 23, 2010. Additionally, the amounts for 2008 include the incremental fair value of stock option awards modified during fiscal 2008 in connection with the spin-off of the Company as a separate public company.

(4)	The amounts indicated represent cash awards earned for fiscal 2010, 2009, and 2008 and paid in the first quarter of fiscal 2011, 2010, and 2009 under our STIC Plan. See the “Annual Cash Incentives” section of the Compensation Discussion and Analysis.

(5)	Change in Pension Value and Nonqualified Deferred Compensation earned or allocated during the fiscal year ended September 30, 2010, is as follows:

	Change in	Above Market
	Actuarial Present	Nonqualified
	Value of	Deferred
	Accumulated	Compensation
Name	Pension Benefit (a)	Earnings (b)	Total

Kenneth A. Camp (c)	$1,569,866	$—	$1,569,866
Joe A. Raver	$—	$—	$—
Cynthia L. Lucchese	$—	$—	$—
P. Douglas Wilson	$—	$—	$—
John R. Zerkle	$1,436	$—	$1,436

(a)	See the Pension Benefits Table below for additional information, including present value assumptions used in this calculation.

(b)	SEC rules provide that earnings at a rate in excess of the “Applicable Federal Rate” (a rate that applies for tax purposes under the Internal Revenue Code) are to be identified as “above market” earnings and must be separately disclosed in this table. There were no above market earnings to be reported for fiscal 2010.

(c)	The pension benefit for Mr. Camp includes the effect of the supplemental benefits he has earned under the agreement dated March 15, 2006, and more fully described in footnote 4 to the Pension Benefits Table below.

(6)	Consists of Company provided contributions to the Savings Plan, the defined contribution portion of the SERP, and the SRP. Also includes the incremental cost of other personal benefits such as relocation, financial planning, tax preparation, and spousal meals and travel. All Other Compensation earned or allocated during the fiscal year ended September 30, 2010, is as follows:

	Company Contribution		Other Personal
	401(K)	Supp 401(K)	Benefits	Total

Kenneth A. Camp	$7,350	$71,423	$4,868	$83,641
Joe A. Raver	$18,055	$35,051	$2,671	$55,777
Cynthia L. Lucchese	$16,933	$16,805	$1,100	$34,838
P. Douglas Wilson	$17,974	$12,067	$5,050	$35,091
John R. Zerkle	$18,068	$14,415	$3,150	$35,633
Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2010
The following table summarizes the grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended September 30, 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
									All
									Other
								All Other	Option
								Stock	Awards:		Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Awards:	Number of	Exercise or	Fair Value
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Number of	Securities	Base Price	of Stock and
			Initial					Shares or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	$	$	$	#	#	#	#	# (3)	($/Sh)	$ (4)
Kenneth A. Camp		$62,065	$620,654	$1,489,570
	12/1/2009				16,878	84,390	126,585	—			$1,563,747
	12/1/2009								112,520	$18.53	$622,089

Joe A. Raver		$31,783	$317,827	$762,785
	12/1/2009				5,184	25,924	38,886	—			$480,372
	12/1/2009								34,565	$18.53	$191,100

Cynthia L. Lucchese		$15,929	$159,288	$382,291
	12/1/2009				3,897	19,488	29,232	—			$361,113
	12/1/2009								25,984	$18.53	$143,658

P. Douglas Wilson		$13,767	$137,673	$330,415
	12/1/2009				3,412	17,060	25,590	—			$316,122
	12/1/2009								22,746	$18.53	$125,756

John R. Zerkle		$14,889	$148,894	$357,346
	12/1/2009				3,673	18,365	27,547	—			$340,303
	12/1/2009								24,487	$18.53	$135,381

(1)	The amounts indicated represent potential cash awards that could have been paid under Hillenbrand’s STIC Plan. See “Annual Cash Incentives” section of the Compensation Discussion and Analysis for a discussion of this plan. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for the actual amounts earned, which were paid in December 2010.

(2)	All restricted stock grants are held in escrow by the Company and are subject to vesting conditions based on the Company’s financial performance during the three fiscal year period 2009-2011. Dividends payable during that period will be accumulated, will be deemed to be reinvested in additional shares of stock as of the dividend payment date, and will be distributed in proportion to the number of underlying shares granted that vest and are distributed to the holder of the shares. The amounts in the table represent grant date fair value of the awards at the threshold, target (100%) and maximum achievement of the targeted increase in shareholder value. The vesting schedules for stock awards granted during the fiscal 2010 are disclosed by individual Named Executive Officer in the footnotes in the following Outstanding Equity Awards table.

(3)	Options expire ten years from date of grant and will vest for exercise purposes in equal increments during the first three years of the option life. Stock awards and options are granted to our Named Executive Officers at the discretion of the Compensation Committee.

(4)	The valuations of stock options, restricted stock, and deferred stock shares are grant date fair values computed in accordance with stock-based accounting rules (FASB ASC Topic 718) and are based on the methodology set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 23, 2010. The amounts used in column (1) represent 100% achievement of the targeted increase in shareholder value.

Outstanding Equity Awards at September 30, 2010
The following table summarizes the number and terms of stock option awards, time-based deferred stock share awards, and performance-based restricted stock awards outstanding for each of the Named Executive Officers as of September 30, 2010.

	Option Awards						Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
										Equity
				Equity						Incentive		Equity Incentive
				Incentive						Plan Awards:		Plan Awards:
				Plan Awards:						Number of		Market or
	Number of	Number of		Number of			Number of			Unearned		Payout Value of
	Securities	Securities		Securities			Shares or		Market Value	Shares, Units		Unearned
	Underlying	Underlying		Underlying			Units of		of Shares or	or Other		Shares, Units or
	Unexercised	Unexercised		Unexercised	Option		Stock That		Units of Stock	Rights That		Other Rights
	Options	Options		Unearned	Exercise	Option	Have Not		That Have	Have Not		That Have Not
	#	#		Options	Price	Expiration	Vested		Not Vested	Vested		Vested
Name	Exercisable	Unexercisable		#	$	Date	# (1)		$ (2)	# (3)		$ (1) (2)

Kenneth A. Camp	21,760				$20.84	1/15/2011
	21,760				$22.35	4/9/2011
	32,640				$23.03	11/9/2011
	19,584				$28.26	4/9/2012
	43,520				$21.82	12/4/2012
	43,520				$26.76	12/3/2013
	52,224				$25.54	12/15/2014
	43,520				$22.50	11/30/2015
	43,520				$26.61	11/30/2016
	29,014	14,506	(4)		$24.84	12/5/2017
	82,344	41,171	(5)		$21.05	4/1/2018
	45,333	90,664	(6)		$14.89	12/18/2018
		112,520	(7)		$18.53	12/1/2019
							39,693	(8)	$853,796	196,612	(9)	$4,229,124

Cynthia L. Lucchese	24,024	12,011	(10)		$25.63	1/7/2018
	10,477	20,953	(6)		$14.89	12/18/2018
		25,984	(7)		$18.53	12/1/2019
							7,982	(11)	$171,693	45,422	(12)	$977,027

Joe A. Raver	21,074	10,536	(13)		$22.15	6/16/2018
	13,936	27,870	(6)		$14.89	12/18/2018
		34,565	(7)		$18.53	12/1/2019
							10,961	(14)	$235,771	60,420	(15)	$1,299,634

P. Douglas Wilson	16,538	8,268	(16)		$22.46	3/24/2018
	9,523	19,046	(6)		$14.89	12/18/2018
		22,746	(7)		$18.53	12/1/2019
							5,763	(17)	$123,962	40,609	(18)	$873,500

John R. Zerkle	2,901				$25.54	12/15/2014
	6,382				$22.50	11/30/2015
	10,880				$26.61	11/30/2016
	9,575	4,787	(4)		$24.84	12/5/2017
	12,070	24,139	(6)		$14.89	12/18/2018
		24,487	(7)		$18.53	12/1/2019
							3,876	(19)	$83,373	48,090	(20)	$1,034,416

(1)	Dividends paid on Hillenbrand common stock will be deemed to have been paid with regard to the deferred stock shares awarded and deemed to be reinvested in Hillenbrand common stock at the market value on the date of such dividend, and will be paid in additional shares on the distribution date of the underlying award. Generally, vesting is contingent upon continued employment. In the case of retirement, death, or disability, vesting may be accelerated for options and deferred stock awards held over one year from issue date of award. Performance-based deferred stock or restricted stock shares will vest pro-rata in the case of retirement, death, disability, termination without cause, and termination with good reason.

(2)	Value is based on the closing price of Hillenbrand common stock of $21.51 on September 30, 2010, as reported on the New York Stock Exchange.

(3)	Performance-based restricted stock shares are held in escrow by the Company and are subject to vesting conditions based on the Company’s financial performance during a three fiscal year period. The amounts in the table represent the award amounts at 100% achievement of the targeted increase in shareholder value.

(4)	The options were granted on December 5, 2007 and became fully vested on December 5, 2010.

(5)	The options were granted on April 1, 2008. Remaining unexercisable options will fully vest on April 1, 2011.

(6)	The options were granted on December 18, 2008. One-half of the remaining unexercisable options vested on December 18, 2010, and the other half will vest on December 18, 2011.

(7)	The options were granted on December 1, 2009. One-third of the options vested on December 1, 2010, and the remaining two-thirds will vest in equal shares on each of December 1, 2011 and 2012.

(8)	Mr. Camp was awarded the following deferred stock shares:

	Deferred Stock
Award Date	Shares Awarded	Vesting Schedule
December 5, 2007	8,705	Award vested 20% on December 6, 2009, 25% on December 6, 2010, and will vest 25% and 30% on December 6, 2011 and 2012, respectively.
April 1, 2008	7,316	Award vested 20% on April 2, 2010, and will vest 25%, 25%, and 30% on April 2, 2011, 2012, and 2013, respectively.
April 29, 2008	30,879	Award vested 25% on April 30, 2010, and will vest 25% and 50% on April 30, 2011 and 2012, respectively.

(9)	Mr. Camp was awarded the following performance-based restricted stock shares (assuming 100% achievement of the targeted increase in shareholder value):

	Restricted Stock
Award Date	Shares Awarded	Vesting Schedule
December 18, 2008	101,997	Award will vest on September 30, 2011, based on achievement of the targeted increase in shareholder value.
December 1, 2009	84,390	Award will vest on September 30, 2012, based on achievement of the targeted increase in shareholder value.

(10)	The options were granted on January 7, 2008. Remaining unexercisable options will fully vest on January 7, 2011.

(11)	Ms. Lucchese was awarded the following deferred stock shares:

	Deferred Stock
Award Date	Shares Awarded	Vesting Schedule
January 7, 2008	9,009	Award vested 20% on January 8, 2010, and will vest 25%, 25%, and 30% on January 8, 2011, 2012, and 2013, respectively.

(12)	Ms. Lucchese was awarded the following performance-based restricted stock shares (assuming 100% achievement of the targeted increase in shareholder value):

	Restricted Stock
Award Date	Shares Awarded	Vesting Schedule
December 18, 2008	23,572	Award will vest on September 30, 2011, based on achievement of the targeted increase in shareholder value.
December 1, 2009	19,488	Award will vest on September 30, 2012, based on achievement of the targeted increase in shareholder value.

(13)	The options were granted on June 16, 2008. Remaining unexercisable options will fully vest on June 16, 2011.

(14)	Mr. Raver was awarded the following deferred stock shares:

	Deferred Stock
Award Date	Shares Awarded	Vesting Schedule
June 16, 2008	12,418	Award vested 20% on June 17, 2010, and will vest 25%, 25%, and 30% on June 17, 2011, 2012, and 2013, respectively.

(15)	Mr. Raver was awarded the following performance-based restricted stock shares (assuming 100% achievement of the targeted increase in shareholder value):

	Restricted Stock
Award Date	Shares Awarded	Vesting Schedule
December 18, 2008	31,354	Award will vest on September 30, 2011, based on achievement of the targeted increase in shareholder value.
December 1, 2009	25,924	Award will vest on September 30, 2012, based on achievement of the targeted increase in shareholder value.

(16)	The options were granted on March 24, 2008. Remaining unexercisable options will fully vest on March 24, 2011.

(17)	Mr. Wilson was awarded the following deferred stock shares:

	Deferred Stock
Award Date	Shares Awarded	Vesting Schedule
March 24, 2008	6,529	Award vested 20% on March 25, 2010, and will vest 25%, 25%, and 30% on March 25, 2011, 2012, and 2013, respectively.

(18)	Mr. Wilson was awarded the following performance-based restricted stock shares (assuming 100% achievement of the targeted increase in shareholder value):

	Restricted Stock
Award Date	Shares Awarded	Vesting Schedule
December 18, 2008	21,427	Award will vest on September 30, 2011, based on achievement of the targeted increase in shareholder value.
December 1, 2009	17,060	Award will vest on September 30, 2012, based on achievement of the targeted increase in shareholder value.

(19)	Mr. Zerkle was awarded the following deferred stock shares:

	Deferred Stock
Award Date	Shares Awarded	Vesting Schedule
December 5, 2007	4,353	Award vested 20% on December 6, 2009, 25% on December 6, 2010, and will vest 25% and 30% on December 6, 2011, and 2012, respectively.

(20)	Mr. Zerkle was awarded the following performance-based restricted stock shares (assuming 100% achievement of the targeted increase in shareholder value):

	Restricted Stock
Award Date	Shares Awarded	Vesting Schedule
December 18, 2008	27,157	Award will vest on September 30, 2011, based on achievement of the targeted increase in shareholder value.
December 1, 2009	18,365	Award will vest on September 30, 2012, based on achievement of the targeted increase in shareholder value.
Option Exercises and Stock Vested For Fiscal Year Ended September 30, 2010
The following table summarizes the value realized upon vesting of stock awards during the fiscal year ended September 30, 2010, for the Named Executive Officers. No options were exercised by the Named Executive Officers during this fiscal year.

	Options Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
	Exercise	Exercise	Vesting	on Vesting
Name	#	$	#	$ (1)

Kenneth A. Camp			1,869	$35,866
			1,582	$35,413
			8,349	$204,843

Joe A. Raver			2,685	$59,768

Cynthia L. Lucchese			1,943	$37,451

P. Douglas Wilson			1,399	$30,981

John R. Zerkle			935	$17,943

(1)	Based upon the mean between the high and low sales prices of Hillenbrand common stock on the New York Stock Exchange on the vesting date.

Pension Benefits at September 30, 2010
The following table quantifies the “defined benefit” pension benefits expected to be paid from the Hillenbrand, Inc. Pension Plan (“Pension Plan”) and the Hillenbrand, Inc. Supplemental Executive Retirement Plan (“SERP”).

(a)	(b)	(c)	(d)	(e)
		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name(1)(2)	#	$(3)	$

Kenneth A. Camp (4)	Pension Plan	29	$1,078,089	$—
	SERP	33	$4,372,401	$—

John R. Zerkle (5)	Pension Plan	1	$10,767	$—

(1)	Contributions to the Pension Plan are made on an actuarial basis, and no specific contributions are determined or set aside for any individual. Effective June 30, 2003, the Pension Plan was closed to new participants. Effective January 1, 2004, existing participants were given the choice of remaining in the Pension Plan and continuing to earn credit service or of freezing their accumulated benefit as of January 1, 2004, and of participating in an enhanced defined contribution savings plan. Benefits under the Pension Plan are not subject to deductions for Social Security or other offset amounts. Employees who retire under the Pension Plan receive fixed benefits calculated by means of a formula that takes into account the highest average annual calendar year eligible compensation earned over five consecutive years and the employee’s years of service.

The Pension Plan permits participants with 5 or more years of credited service to retire as early as age 55 but with a reduction in the amount of their monthly benefit. The reduction is one quarter of 1% for each month the actual retirement date precedes the participant’s normal retirement date at age 65 up to a maximum of 30%.

(2)	The Company maintains the defined benefit portion of the SERP to provide additional retirement benefits to certain employees selected by the Compensation Committee of the Company whose retirement benefits under the Pension Plan are reduced, curtailed, or otherwise limited as a result of certain limitations under the Internal Revenue Code and the exclusion of their annual cash bonuses from the definition of “Compensation under the Pension Plan.” The additional retirement benefits provided by the SERP are for certain Pension Plan participants chosen by the Compensation Committee, in an amount equal to the benefits under the Pension Plan which are so reduced, curtailed, or limited by reason of the application of such limitations. “Compensation” under the SERP means the corresponding definition of compensation under the Pension Plan plus a percentage of a participant’s eligible compensation as determined under the Company’s Short-Term Incentive Compensation Program. The retirement benefit to be paid under the SERP is from the general assets of the Company, and such benefits are generally payable at the time and in the manner benefits are payable under the Pension Plan.

(3)	This column represents the total discounted value of the monthly single life annuity benefit earned as of September 30, 2010, assuming the executive leaves Hillenbrand at this date and retires at age 65. The present value is not the monthly or annual lifetime benefit that would be paid to the executive. Further explanation of the valuation method and assumptions is included in Note 7 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 23, 2010.

(4)	Mr. Camp has twenty-nine years of credited service in the Pension Plan. Mr. Camp also participates in the defined benefit component of the SERP. Under an employment retention arrangement made in 2006 between our former parent corporation and Mr. Camp which we are obligated to honor, Mr. Camp was credited with an additional four years of service under the SERP effective March 16, 2010, as a result of his continuing to be employed through that date. However, Mr. Camp will forfeit those additional years of service in the event his employment is terminated by us for “Cause.”

(5)	Mr. Zerkle has one year of credited service in the Pension Plan, in which his accumulated benefit was frozen as of January 1, 2004.
The following table quantifies the “defined contribution” benefits expected to be paid from the SRP (including accrued benefit balances transferred from the SERP).
Nonqualified Deferred Compensation for Fiscal Year Ended September 30, 2010

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Company	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in	Aggregate	Balance at
	Last Fiscal	Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
	Year	Year	Year	Distributions	Year End
Name	$	$(1)	$	$	$(2)

Kenneth A. Camp	$—	$71,423	$7,959	$—	$375,799
Joe A. Raver	$—	$35,051	$1,392	$—	$79,851
Cynthia L. Lucchese	$—	$16,805	$362	$—	$25,565
P. Douglas Wilson	$—	$12,067	$1,128	$—	$18,841
John R. Zerkle	$—	$14,415	$878	$—	$22,262

(1)	The Company maintained the defined contribution portion of the SERP through June 30, 2010, and maintains the SRP after that date, to provide additional retirement benefits to certain employees selected by the Compensation Committee of the Company whose retirement benefits under the Savings Plan are reduced, curtailed, or otherwise limited as a result of certain limitations under the Internal Revenue Code and as a result of the excluding of their annual cash bonuses from the definition of “compensation” under the contribution formula in the Savings Plan. The additional retirement benefits provided by the SERP and/or SRP are equal to the benefits under the Savings Plan which are so reduced, curtailed, or limited by reason of the application of such limitation and exclusion. Additionally, certain participants in the SERP and/or SRP who are selected by the Compensation Committee may annually accrue an additional benefit of a certain percentage of such participant’s compensation (as defined below) for such year (the current percentage is three).

“Compensation” under the SERP and/or SRP means the corresponding definition of compensation under the Savings Plan (which is generally equivalent to base salary) plus the participant’s targeted cash bonus as determined under Hillenbrand’s Short-Term Incentive Compensation Program. Amounts reported here are also reported as Supplemental 401(k) and Supplemental Retirement in the Summary Compensation Table under the column entitled “All Other Compensation” and further disclosed in footnote 6 thereto. A lump sum cash payment is available to the participant within one year of retirement or termination of employment. In the alternative a participant may defer receipt by electing a stream of equal annual payments for up to 15 years.

Effective July 1, 2010, the Company adopted a new Supplemental Retirement Plan (the “SRP”), which replaced the defined contribution component of the SERP. Under the SRP the executive officers who previously participated under the defined contribution component of the SERP automatically became participants of the SRP. See the more detailed description of the SRP under “Retirement and Savings Plans — Supplemental Retirement Plan” in Part I, the Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee continues to oversee the selection of which executives are permitted to participate in the new plan, and all other parameters described above with respect to the defined contribution component of the SERP continue to apply to the SRP.

(2)	The following amounts represent employer contributions and above market earnings that have been reported as compensation in the Summary Compensation Table in fiscal 2010 and previous fiscal years.

Name	2010	2009	2008

Kenneth A. Camp	$71,423	$69,339	$54,145
Joe A. Raver	$35,051	$34,277	$8,225
Cynthia L. Lucchese	$16,805	$8,330	$—
P. Douglas Wilson	$12,067	$5,600	$—
John R. Zerkle	$14,415	$6,912	$—
Potential Payments Upon Termination
The following tables present the benefits that would be received by each of the Named Executive Officers in the event of a hypothetical termination as of September 30, 2010. For information regarding definitions of termination events included in the employment agreements, see “Part I: Compensation Discussion and Analysis — Severance Benefits and Employment Agreements” above.
Kenneth A. Camp

		Accelerated
		Vesting of	Continuance of
	Salary & Other	Stock Awards	Health &
Event	Cash Payments (1)	(2)	Welfare Benefits	Total

Permanent Disability	$1,659,679	$5,074,814	$11,604	$6,746,097
Death	$1,470,270	$5,074,814	$4,455	$6,549,539
Termination without Cause	$1,665,270	$2,192,170	$11,604	$3,869,044
Resignation with Good Reason	$1,665,270	$2,192,170	$11,604	$3,869,044
Termination for Cause	$53,318	$—	$—	$53,318
Resignation without Good Reason	$53,318	$—	$—	$53,318
Retirement	$970,270	$5,074,814	$—	$6,045,084
Change in Control (see table below)

Joe A. Raver

		Accelerated
		Vesting of	Continuance of
	Salary & Other	Stock Awards	Health &
Event	Cash Payments (1)	(2)	Welfare Benefits	Total

Permanent Disability	$3,091,855	$1,527,232	$13,189	$4,632,276
Death	$985,936	$1,527,232	$7,033	$2,520,201
Termination without Cause	$912,936	$673,746	$13,189	$1,599,871
Resignation with Good Reason	$912,936	$673,746	$13,189	$1,599,871
Termination for Cause	$16,379	$—	$—	$16,379
Resignation without Good Reason	$16,379	$—	$—	$16,379
Retirement	$16,379	$—	$—	$16,379
Change in Control (see table below)
Cynthia L. Lucchese

		Accelerated
		Vesting of	Continuance of
	Salary & Other	Stock Awards	Health &
Event	Cash Payments (1)	(2)	Welfare Benefits	Total

Permanent Disability	$2,406,041	$1,142,595	$13,189	$3,561,825
Death	$747,645	$1,142,595	$7,033	$1,897,273
Termination without Cause	$568,645	$506,513	$13,189	$1,088,347
Resignation with Good Reason	$568,645	$506,513	$13,189	$1,088.347
Termination for Cause	$12,313	$—	$—	$12,313
Resignation without Good Reason	$12,313	$—	$—	$12,313
Retirement	$12,313	$—	$—	$12,313
Change in Control (see table below)
P. Douglas Wilson

		Accelerated
		Vesting of	Continuance of
	Salary & Other	Stock Awards	Health &
Event	Cash Payments (1)	(2)	Welfare Benefits	Total

Permanent Disability	$1,405,428	$996,764	$16,236	$2,418,428
Death	$714,176	$996,764	$9,495	$1,720,435
Termination without Cause	$495,176	$455,544	$16,236	$966,956
Resignation with Good Reason	$495,176	$455,544	$16,236	$966,956
Termination for Cause	$10,779	$—	$—	$10,779
Resignation without Good Reason	$10,779	$—	$—	$10,779
Retirement	$10,779	$—	$—	$10,779
Change in Control (see table below)

John R. Zerkle

		Accelerated
		Vesting of	Continuance of
	Salary & Other	Stock Awards	Health &
Event	Cash Payments (1)	(2)	Welfare Benefits	Total

Permanent Disability	$1,756,501	$1,141,149	$11,604	$2,909,254
Death	$737,381	$1,141,149	$4,455	$1,882,985
Termination without Cause	$539,881	$553,151	$11,604	$1,104,636
Resignation with Good Reason	$539,881	$553,151	$11,604	$1,104,636
Termination for Cause	$17,405	$—	$—	$17,405
Resignation without Good Reason	$17,405	$—	$—	$17,405
Retirement	$237,381	$1,141,149	$—	$1,378,530
Change in Control (see table below)

(1)	Includes, as applicable in each scenario, severance compensation, pro-rated Short-Term Incentive Compensation, and insurance proceeds.

(2)	The accelerated vesting value of the performance-based restricted stock shares is based on 100% achievement of the targeted shareholder value increase and the closing stock price on September 30, 2010. However, the actual value that would be realized would be based on the actual Company achievement of the targeted shareholder value increase at the end of the measurement period and the stock price on September 30, 2011, which are unknown at this time.
Change in Control Benefits
We have change in control agreements with the Named Executive Officers in the following table. For a discussion of their change in control agreements generally, see “Change in Control Agreements” under “Part I: Compensation Discussion and Analysis.” The benefits potentially payable under those agreements are set forth in the following table.

			Continuance of			Accelerated Vesting of
			Health &			Stock-Based Awards (1)
		Incentive	Welfare and		Retirement		Restricted		Tax
		Compensation	Vacation	Pension	Savings Plan	Stock	Stock	Performance-	Gross-Up /
Name	Salary	(1)	Benefits	Benefits	Benefit	Options	Awards	Based Awards	Cutback (2)	Total

Kenneth A. Camp (3)	$2,085,000	$620,654	$88,130	$2,313,121	$238,074	$954,444	$853,796	$2,974,627	$3,642,619	$13,770,465

Joe A. Raver (4)	$854,000	$317,827	$42,757	$—	$107,262	$287,503	$235,771	$914,275	$944,413	$3,703,808

Cynthia L. Lucchese	$642,000	$159,288	$38,691	$—	$45,441	$216,141	$171,693	$687,345	$609,405	$2,570,004

P. Douglas Wilson	$562,000	$137,673	$43,250	$—	$32,339	$193,868	$123,962	$619,913	$549,890	$2,262,895

John R. Zerkle	$605,000	$148,894	$40,613	$—	$29,434	$232,771	$83,373	$761,478	$608,075	$2,509,638

(1)	Generally, benefits payable upon a Change in Control of the Company are payable under a “double trigger” provision to our Named Executive Officers (a) whose employment is terminated under certain specified circumstances (such as by the Company without “cause” for doing so), and (b) either in anticipation of, or within a set period of time after the occurrence of, the Change in Control transaction. However, there are two benefits that are payable under a “single trigger” provision to our Named Executive Officers who remain employed for any period of time after the Change in Control, regardless of whether or not they are later terminated. For those Named Executive Officers, all of their unvested equity awards become fully vested upon the occurrence of the transaction. In addition, they become entitled to payment of their STIC bonus for the fiscal year in which the Change in Control occurred within 30 days after the transaction resulting in the Change in Control is consummated, payable in an amount based on the assumed 100% achievement by the Company of its financial performance objectives for that year under the STIC Plan.

(2)	Amounts reflected assume a termination of employment (the “double trigger” scenario).

(3)	As noted under the Change in Control Agreements section, Mr. Camp is entitled to the same severance benefits under his agreement if he voluntarily terminates his employment at any time within the period of one year plus thirty days after the occurrence of a Change in Control.

(4)	Amount shown is applicable if Mr. Raver’s employment is terminated in connection with a Change in Control. In the event of a Change in Control without termination of employment, a $132,928 “cut-back” in benefits would be made under Mr. Raver’s Change in Control agreement under the “single trigger” scenario in order to avoid the application of the “golden parachute” excise tax provisions of the federal tax code to Mr. Raver’s benefits as provided under that agreement.

PART IV: COMPENSATION CONSULTANT ENGAGEMENTS
Ernst & Young LLP (“E&Y”) has been engaged as an independent compensation consultant by the Compensation Committee to assist the Committee in determining the form and amount of compensation paid to our Named Executive Officers for fiscal 2010. Fees for those services totaled $157,671. Management of the Company also engaged E&Y for other services during that fiscal year as follows:
1.	Financial and tax due diligence in connection with the Company’s acquisition on April 1, 2010, of K-Tron International, Inc. The fees paid to E&Y in connection with that engagement totaled $640,117. The Board was aware of the engagement of E&Y from the outset of such engagement, and made no objection thereto, but did not take any action to formally approve the engagement.
2.	Tax advice and general consulting services to the Company. The Board was not asked to approve these engagements. Fees paid to E&Y for those engagements totaled $5,107.

PART V: COMPENSATION-RELATED RISK STRATEGIES
The Compensation Committee analyzes on an annual basis the actual or anticipated effect (including, as appropriate, a deterrent effect) that our compensation policies and practices have had or may have on our employees with respect to creating any excessive and undesirable risk-taking in the performance of their duties for the Company. The Compensation Committee then makes a determination, on an annual basis, as to whether any of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. At its regularly scheduled meeting held on December 6, 2010, the Compensation Committee determined that the Company’s current compensation policies and practices do not create any such risks.
The Compensation Committee seeks to discourage and deter inappropriate risk taking through the compensation programs it adopts and implements for our Named Executive Officers and our employees generally. We believe that the compensation-related programs employed by the Company are consistent with those objectives and align our employees’ incentives for risk taking with the best long-term best interests of our shareholders. These programs provide a holistic approach to compensation that provides a mix of fixed and variable compensation, with the variable component impacting both short-term cash compensation and long-term equity compensation. Program features, such as stock ownership guidelines, limits on the payout of variable compensation, and clawback policies, provide additional balance between risk and reward.

PROPOSAL NO. 2 — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Introduction
The core of Hillenbrand’s executive compensation policies and practices continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2010 compensation of our Named Executive Officers.
The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by those rules, we are asking you to vote on the adoption of the following resolution:
BE IT RESOLVED by the shareholders of Hillenbrand, Inc., that the shareholders approve the compensation of Hillenbrand’s Named Executive Officers as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules.
As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
Vote Required
The affirmative vote of a majority of the shares of Hillenbrand common stock present or represented by proxy and voting on this Proposal No. 2 at the Annual Meeting is required for approval of this Proposal. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.
Recommendation of the Board of Directors
The Board of Directors recommends that the shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3 — ADVISORY VOTE ON SELECTION OF FREQUENCY FOR ADVISORY VOTE ON EXECUTIVE COMPENSATION
As part of the “Say on Pay” rules adopted by Congress, the Hillenbrand shareholders may indicate, by a non-binding advisory vote, the frequency desired at which they will have an advisory vote on the compensation paid to Hillenbrand’s Named Executive Officers. (In other words, how often a proposal similar to this year’s Proposal No. 2 will be included in the matters to be voted on at the Annual Meeting.) The choices available under the Say on Pay rules are every year, every other year, or every third year.
Please mark your proxy card to indicate your preference on this Proposal or your abstention if you wish to abstain. If you fail to indicate your preference or abstention, your shares will be treated as though you chose to abstain on this proposal. A plurality of the votes cast on this Proposal will determine the frequency selected by the shareholders. The Board of Directors recommends that you select one year as the desired frequency for a shareholder vote on executive compensation under the Say on Pay rules.
If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.
The frequency selected by the shareholders for conducting Say on Pay voting at the Annual Meetings of the shareholders of the Company is not a binding determination. However, the frequency selected will be given due consideration by the Company in its discretion.

COMPENSATION OF DIRECTORS
The following table sets forth the compensation paid to our non-employee directors in the fiscal year ended September 30, 2010. The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on its Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required for members of the Board. Directors who are also employees of the Company receive no additional remuneration for services as a director. Of the Company’s current Board members, only Mr. Camp is a salaried employee of the Company. All other directors receive separate compensation for Board service.
Director Compensation for the Fiscal Year Ended September 30, 2010

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation
Name	$(1)	$(2) (3) (7)	$(3)	$	$(4)	$(5)		Total

Ray J. Hillenbrand — Chairperson	$122,500	$89,988	$—	$—	$—	$106		$212,594

William J. Cernugel	$50,000	$89,988	$—	$—	$—	$234		$140,222

Edward B. Cloues, II	$27,500	$50,642	$—	$—	$—	$—		$78,142

Mark C. DeLuzio	$54,947	$89,988	$—	$—	$—	$234		$145,169

James A. Henderson	$60,000	$89,988	$—	$—	$—	$106		$150,094

W August Hillenbrand	$49,990	$89,988	$—	$—	$—	$805,400	(6)	$945,378

Thomas H. Johnson	$50,000	$89,988	$—	$—	$—	$234		$140,222

F. Joseph Loughrey	$62,500	$89,988	$—	$—	$—	$234		$152,722

Eduardo R. Menascé	$60,000	$89,988	$—	$—	$—	$234		$150,222

Neil S. Novich	$40,478	$53,989	$—	$—	$—	$56,137	(8)	$150,604

Stuart A. Taylor, II	$59,971	$89,988	$—	$—	$—	$234		$150,193

(1)	Directors receive an annual retainer of $50,000 for their service as directors. The Chairperson of the Board receives an annual retainer of $120,000. Chairpersons of the Audit, Nominating/ Corporate Governance, and Compensation Committees receive an annual retainer of $10,000. Additionally, members of certain non-permanent committees may receive additional retainers as determined by the Board. Directors receive no additional per meeting fee for Board or committee meeting attendance.

(2)	Each director is awarded on the first trading day following the close of each Annual Meeting of the Company’s shareholders deferred stock shares (otherwise known as restricted stock units) under the Company’s Stock Incentive Plan based on a value on that date of approximately $90,000 (rounded down to whole shares). The stock is valued using the average of the high and low sales prices on the date of grant. A new director receives a pro-rata portion of the annual award representing the time served during the fiscal year of joining the Board of Directors. Delivery of shares underlying such deferred stock shares occurs on the later to occur of one year and one day from the date of the grant or the six-month anniversary of the date that the applicable director ceases to be a member of the Board of Directors of the Company. Dividends paid on the Company common stock will be deemed to have been paid with regard to the deferred stock shares awarded and deemed to be reinvested in Company common stock at the market value on the date of such dividend, and will be actually paid in additional shares on the distribution date of the underlying award.

(3)	As of September 30, 2010, the aggregate numbers of directors’ deferred stock awards and option awards outstanding were as follows:

	Vested
	Deferred Stock	Exercisable
	Awards	Option Awards
Name	#	#

Ray J. Hillenbrand — Chairperson	41,481	—
William J. Cernugel	10,714	—
Edward B. Cloues, II	2,045	—
Mark C. DeLuzio	18,597	—
James A. Henderson	10,714	—
W August Hillenbrand	22,477	12,000
Thomas H. Johnson	10,714	—
F. Joseph Loughrey	7,855	—
Eduardo R. Menascé	17,945	—
Neil S. Novich	3,969	—
Stuart A. Taylor, II	14,684	—

(4)	Consists of above market nonqualified deferred compensation earnings, which are defined under applicable disclosure rules as earnings that exceed the “Applicable Federal Rate” under the federal tax laws (there were none for fiscal 2010). Members of the Board of Directors who are not employees may participate in the Hillenbrand, Inc. Board of Directors Deferred Compensation Plan in which members may elect to defer receipt of fees earned. Upon election, the participant may invest fees earned in either a cash investment which bears interest at a prime rate in effect from time-to-time or at other rates determined by the Company, or common stock to be paid at the end of the deferral period. In addition, on or after July 1, 2010, non-employee directors may elect to defer their fees earned under the Company’s Supplemental Retirement Plan and direct the investment of the deferred amounts into a variety of Fidelity mutual funds.

(5)	Consists of pension benefits, incremental cost of aircraft usage, security expenses, Company paid life insurance, and other personal benefits provided by the Company. All Other Compensation earned or allocated during the fiscal year ended September 30, 2010, is as follows:

		Company
		Paid		Pers. Asst.
	Aircraft	Life	Supp DB	Sal. &
Name	Usage (a)	Insurance (b)	Pension	Benefits	Misc. Benefits	Total

Ray J. Hillenbrand — Chairperson	$—	$106	$—	$—	$—	$106
William J. Cernugel	$—	$234	$—	$—	$—	$234
Edward B. Cloues, II	$—	$—	$—	$—	$—	$—
Mark C. DeLuzio	$—	$234	$—	$—	$—	$234
James A. Henderson	$—	$106	$—	$—	$—	$106
W August Hillenbrand (6)	$12,806	$294,356	$411,171	$79,483	$7,584	$805,400
Thomas H. Johnson	$—	$234	$—	$—	$—	$234
F. Joseph Loughrey	$—	$234	$—	$—	$—	$234
Eduardo R. Menascé	$—	$234	$—	$—	$—	$234
Neil S. Novich (8)	$—	$137	$—	$—	$56,000	$56,137
Stuart A. Taylor, II	$—	$234	$—	$—	$—	$234

(a)	The Company does not charge for the personal use of its aircraft, but it does report amounts related to such use as taxable income to the Internal Revenue Service. The value of the use of Company aircraft disclosed in the Director Compensation Table is based upon the incremental cost per flight hour to the Company and not the values reported to the Internal Revenue Service.

(b)	The value of Company provided term life insurance is the value of net premiums paid and not the values reported to the Internal Revenue Service. Participation in the life insurance program is voluntary and may be declined.

(6)	Under an agreement made by our former parent corporation that we were required to assume in the course of our spin-off in 2008, W August Hillenbrand is entitled to receive a package of benefits from the Company for his lifetime. See details in the section entitled “Certain Relationships and Related Party Transactions” under “THE BOARD OF DIRECTORS AND COMMITTEES.”

(7)	On February 24, 2010, 4,477 deferred stock shares with a fair value of $89,987.70 were granted to all directors as of that date. Pro rata awards were made to Messrs. Cloues and Novich upon their election to the Board.

(8)	Prior to Mr. Novich’s election to the Board of Directors, Mr. Novich provided consulting services to the Board on an ongoing basis. During fiscal 2010, Mr. Novich was paid $56,000 for his consulting services to the Board of Directors, which amount is included in this total. Mr. Novich’s consultancy relationship to the Board was terminated upon his appointment as a director.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information concerning the Company’s equity compensation plans as of September 30, 2010:

Number of securities
remaining available for
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights ($)	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,817,863	$13.296	4,492,956

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors (the “Committee”) is composed of five directors, each of whom is independent under SEC Rule 10A-3 and the New York Stock Exchange listing standards. The Committee operates under a written charter adopted by the Board of Directors, a copy of which can be accessed at www.hillenbrandinc.com/CorpGov_overview.htm.
Management is responsible for the Company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB) and the issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this regard, the Committee meets separately at most regular committee meetings with management and with the Company’s outside independent registered public accounting firm. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee approves, subject to shareholder ratification, the appointment of the Company’s outside independent registered public accounting firm and pre-approves all audit and non-audit services to be performed by the firm.
In this context, the Committee has reviewed and discussed the fiscal 2010 consolidated financial statements with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s current independent registered accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. PwC discussed with the Committee matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. Management and the independent registered public accounting firm also made presentations to the Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) key elements of anti-fraud programs and controls; (iv) transparency of corporate financial reporting; (v) the Company’s critical accounting policies; (vi) the applicability of several new and proposed accounting releases; and (vii) numerous SEC accounting developments.
PwC also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee regarding independence. PwC informed the Audit Committee that it was independent with respect to the Company within the meaning of the securities acts administered by the SEC and the requirements of the Independence Standards Board, and PwC discussed with the Committee that firm’s independence with respect to the Company. In addition, the Committee considered whether non-audit consulting services provided by the auditors’ firm could impair the auditors’ independence and concluded that such services have not impaired the auditors’ independence.

Based upon the Committee’s discussions with management and PwC and the Committee’s review of the representations of management and the report of PwC to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010.
In addition, the Committee has discussed with the Chief Executive Officer and the Chief Financial Officer of the Company the certifications required to be given by such officers in connection with the Company’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with the giving of such certifications.
Submitted by the Audit Committee,
Eduardo R. Menascé (Chairperson)
William J. Cernugel
Edward B. Cloues, II
Thomas H. Johnson
Stuart A. Taylor, II

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Subject to shareholder ratification, the Audit Committee of the Board of Directors of the Company has appointed the firm of PricewaterhouseCoopers LLP (“PwC”), certified public accountants, as the independent registered public accounting firm to make an examination of the consolidated financial statements of the Company for its fiscal year ending September 30, 2011. PwC served as the independent registered public accounting firm of the Company for the fiscal year ended September 30, 2010. A representative of PwC will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Board of Directors, at the request of the Audit Committee, is recommending the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2011.
The affirmative vote of a majority in voting power of the votes cast on the proposal is required for approval of this proposal. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the proposal.
If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Given the difficulty and expense of making any substitution of independent registered public accounting firms after the beginning of the current fiscal year, it is contemplated that the appointment for fiscal 2011 will stand unless the Audit Committee finds other good reason to make a change.
Principal Accountant Fees and Services
The Audit Committee has adopted a policy requiring that all services from the outside independent registered public accounting firm must be pre-approved by the Audit Committee or its delegate (Chairperson) and has adopted guidelines that non-audit related services, including tax consulting, tax compliance, and tax preparation fees, should not exceed the total of audit and audit-related fees. During the fiscal year ended September 30, 2010, PwC’s fees for non-audit related services fell within these guidelines.

	2010	2009	2008

Audit Fees (1)	$1,282,295	$755,800	$1,869,650
Audit-Related Fees (2)	$335,624	$157,700	$265,200
Tax Fees (3)	$523,704	$15,980	$25,000
All Other Fees (4)	$1,500	$1,500	$1,500

Total	$2,143,123	$930,980	$2,161,350

(1)	Audit Fees services include: (i) the audit of the financial statements included in our Form 10-K annual report and Form 10; (ii) reviews of the interim financial statements included in our quarterly reports on Form 10-Q; (iii) statutory audits of certain subsidiary operations; and (iv) our allocation of audit fees paid by our former parent corporation for fiscal 2008.

(2)	Audit-Related Fees services include: (i) consultations on the application of accounting standards; (ii) accounting services in connection with our acquisition of K-Tron in fiscal 2010; (iii) acquisition readiness consultation in fiscal 2009; and (iv) out-of-pocket expenses.

(3)	Tax fees include income tax consultations regarding Treasury Regulation Section 1.1502-13 in fiscal 2008.

(4)	All Other Fees includes a subscription to PwC’s accounting research tool.
The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, certain of its officers, and any person holding more than 10% of the Company’s common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. The Company is required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2010. Based solely on a review of filings furnished to the Company and other information from reporting persons, the Company believes that all of these filing requirements were satisfied by its directors, officers, and 10% beneficial owners, except that Hinesh Patel filed one late report with respect to one restricted stock award payout.
January 6, 2011

HILLENBRAND, INC. ONE BATESVILLE BOULEVARD BATESVILLE, IN 47006

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	The Board of Directors recommends you vote FOR the following.	☐	☐	☐
1.	Election of Directors Nominees

01 Kenneth A. Camp*	02 Edward B. Cloues, II**	03 W August Hillenbrand*	04 Thomas H. Johnson*	05 Neil S. Novich*

The Board of Directors recommends you vote
FOR the following proposal:			For	Against	Abstain

2.	To approve, by a non-binding advisory vote,		☐	☐	☐
the compensation paid by the Company to its Named Executive Officers.

The Board of Directors recommends you
vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

3.	To recommend, by a non-binding advisory	☐	☐	☐	☐
vote, the frequency of voting by the shareholders on compensation paid by the Company to its Named Executive Officers.

The Board of Directors recommends you vote FOR
the following proposals:		For	Against	Abstain

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.	☐	☐	☐

5.	Authority, to the proxies in their discretion, to transact such other business as may properly come before the meeting and any postponement or adjournment of the meeting.	☐	☐	☐

NOTE: *Election of these Directors is for three-year terms expiring in 2014.

**Election of this Director is for a one-year term expiring in 2012.

Please indicate if you plan to attend this meeting	Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2011 ANNUAL MEETING OF SHAREHOLDERS ADMISSION TICKET
You are cordially invited to attend the Annual Meeting of Shareholders on Wednesday, February 23, 2011.
The Meeting will be held at the Company’s headquarters at One Batesville Boulevard, Batesville, Indiana 47006, on Wednesday, February 23, 2011, at 10:00 a.m. Eastern Standard Time.
(Please detach this ticket from your proxy card and bring it with you as identification. Directions to the meeting site are inscribed on this ticket for your convenience. The use of an Admission Ticket is for our mutual convenience; however, your right to attend without an Admission Ticket, upon proper identification, is not affected.)
John R. Zerkle
Secretary
(FOR THE PERSONAL USE OF THE NAMED SHAREHOLDER(S) ON THE BACK — NOT TRANSFERABLE.)
Directions to Hillenbrand, Inc.
Hillenbrand, Inc. is located between Cincinnati, Ohio and Indianapolis, Indiana. Shareholders traveling from the Cincinnati area should take I-74 West toward Indianapolis to Exit 149 (Batesville). and turn left off the exit ramp. Go straight through the 1st stop light to the next light, and turn left at the intersection of State Road 229 and Highway 46.
Shareholders traveling from the Indianapolis area should take I-74 East toward Cincinnati to Exit 149 (Batesville), and turn right off the exit ramp. Go to the 1st stop light and turn left at the intersection of State Road 229 and Highway 46.
To reach Hillenbrand, Inc.’s headquarters, travel on Highway 46, go through three stop lights and turn left onto One Batesville Blvd. Hillenbrand, Inc. is the 2nd office building on One Batesville Blvd.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

This Proxy and Voting Instruction is solicited on
behalf of the Board of Directors for the Annual Meeting of
Shareholders on February 23, 2011
The undersigned appoints Ray J. Hillenbrand and Kenneth A. Camp, or either of them, with full power of substitution, as proxies to vote all the shares of the undersigned of Hillenbrand, Inc. (the “Company”) at the Annual Meeting of Shareholders to be held at the Company’s headquarters, One Batesville Boulevard, Batesville, Indiana 47006-7798, on February 23, 2011, at 10:00 a.m., local time (Eastern Standard Time), and any adjournments of the meeting, on the matters listed on the reverse.
SIGNED PROXIES RETURNED WITHOUT SPECIFIC VOTING DIRECTIONS WILL BE VOTED: (1) in favor of the election of the Board of Directors’ nominees for five directors; (2) for approval of the compensation paid by the Company to its Named Executive Officers; (3) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company; and (4) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you do not provide voting instructions as to the desired frequency of a vote by the shareholders to approve the compensation paid by the Company to its Named Executive Officers, we will treat your shares as though you abstained from voting on that proposal.
This proxy may be revoked at any time before it is exercised.
(Continued and to be signed on reverse side)